Filed with the  Securities  and Exchange  Commission on October 23,  1996.
                                       Securities Act Registration No. 333-_____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933,
                                   AS AMENDED


                          GUM TECH INTERNATIONAL, INC.
                      (Exact Name of Small Business Issuer
                          As Specified In Its Charter)

          Utah                       2067                   87-0482806
(State or other jurisdiction    (Primary Standard         (IRS Employer
of incorporation or               Industrial                I.D. Number)
    organization)            Classification Code No.)

                              4205 North 7th Avenue
                                Phoenix, AZ 85013
                                 (602) 277-0606
             Address, including zip code, and telephone number, in-
         cluding area code, of Registrant's principal executive offices)

                     Gerald N. Kern, Chief Executive Officer
                          Gum Tech International, Inc.
                              4205 North 7th Avenue
                                Phoenix, AZ 85013
                                 (602) 277-0606
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                        Copies of all communications to:

                               Gary A. Agron, Esq.
                           5445 DTC Parkway, Suite 520
                               Englewood, CO 80111
                                 (303) 770-7254
                              (303) 770-7257 (Fax)

     Approximate date of commencement of the Offering: As soon as practicable after the effective date of the Offering.

     If any of the securities registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: X
                                           ----

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box: [ ]

                                          CALCULATION OF REGISTRATION FEE

===============================================================================================================
                                                                              Proposed
                                     Dollar              Proposed              Maximum
     Title of Each Class           Amount To             Maximum              Aggregate        Amount of
        of Securities                  Be             Offering Price          Offering        Registration
       to be Registered            Registered            Per Unit               Price             Fee
===============================================================================================================

Common Stock, no
par value                          2,874,715              $6.00(1)        $17,248,290             $5,227

Total . . . . . . . . . . .. . . . . . . . . . . . . . . . .              $17,248,290             $5,227

===============================================================================================================

(1) Represents the closing price per share of the Registrant's Common Stock on the National Market of NASDAQ on October 21, 1996.

     The Registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 (EXHIBIT INDEX LOCATED ON PAGE OF THIS FILING)

                                       GUM TECH INTERNATIONAL, INC.

                                           Cross Reference Sheet


   Item             Caption                               Location or Caption in Prospectus
   ----             -------                               ---------------------------------

    1.    Forepart of Registration Statement            Outside Front Cover Page
          and Outside Front Cover Page of
          Prospectus

    2.    Inside Front and Outside Back                 Inside Front and Outside Back Cover Pages
          Cover Page of Prospectus

    3.    Summary Information and Risk                  Prospectus Summary; Risk Factors
          Factors

    4.    Use of Proceeds                               Use of Proceeds

    5.    Determination of Offering Price               Cover Page; Risk Factors

    6.    Dilution                                      Not Applicable

    7.    Selling Security Holders                      Selling Stockholders

    8.    Plan of Distribution                          Selling Stockholders

    9.    Legal Proceedings                             Not Applicable

   10.    Directors, Executive Officers,                Management; Principal Stockholders
          Promoters and Control Persons

   11.    Security Ownership of Certain                 Principal Stockholders
          Beneficial Owners and Management

   12.    Description of Securities                     Description of Securities

   13.    Interest of Named Experts and                 Not Applicable
          Counsel

   14.    Disclosure of Commission Position             Item 25 -- Undertakings
          on Indemnification for Securities

   15.    Organization Within Last Five                 Prospectus Summary; Certain Transactions
          Years

   16.    Description of Business                       Risk Factors; Business

   17.    Management's Discussion and                   Management's Discussion and Analysis of
          Analysis or Plan of Operations                Financial Condition and Results of
                                                        Operations



                                              (ii)


   18.    Description of Property                       Business--Properties

   19.    Certain Relationships and Related             Certain Transactions
          Transactions

   20.    Market for Common Equity and                  Price Range of Common Stock;
          Related Stockholder Matters                   Description of Securities

   21.    Executive Compensation                        Management--Executive Compensation

   22.    Financial Statements                          Financial Statements

   23.    Changes in and Disagreements with             Not Applicable
          Accountants on Accounting and
          Financial Disclosure






                                                (iii)

                  Subject to Completion Dated October 23, 1996



                          GUM TECH INTERNATIONAL, INC.
                        2,874,715 Shares of Common Stock

     Gum Tech International, Inc. (the "Company") is registering hereby an aggregate of 2,874,715 shares of its no par value Common Stock ("Common Stock") on behalf of certain stockholders of the Company (the "Selling Stockholders"). The Common Stock will be sold (the "Offering") by the Selling Stockholders in open market transactions at prevailing market prices less customary selling commissions. The Selling Stockholders may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "1933 Act"). See "Selling Stockholders." None of the proceeds from the sale of the Common Stock will be received by the Company. The Company will bear the expenses of the Offering, expected not to exceed $50,000.

     The Company's Common Stock trades on the National Market of NASDAQ under the symbol "GUMM." On October 21, 1996, the closing price of the Common Stock was $6.00 per share. See "Price Range of Common Stock."

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
            BY THE SECURITIES AND EXCHANGE COMMISSION ("COMMISSION")
                     NOR HAS THE COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK
            AND SHOULD BE CONSIDERED ONLY BY PERSONS ABLE TO SUSTAIN
              A TOTAL LOSS OF THEIR INVESTMENT. SEE "RISK FACTORS."


                The date of this Prospectus is __________, 1996.

                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C., a Registration Statement on Form SB-2 (the "Registration Statement") under the 1933 Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to such Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement for a full statement of the provisions thereof; each such statement contained herein is qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at public reference facilities of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; 7 World Trade Center, New York, New York 10048; and 5757 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates.

     The Company furnishes annual reports which include audited financial statements to its stockholders. The Company may also furnish quarterly financial statements to its stockholders and such other reports as may be authorized by its Board of Directors.

                               PROSPECTUS SUMMARY

     The following is a summary of certain information contained in this Prospectus and is qualified in its entirety by the detailed information and financial statements that appear elsewhere herein.

The Company

     The Company was organized in 1991 to develop, market and distribute specialty chewing gum products under its own brand names and on a private label basis for other chewing gum marketers. The Company's current chewing gum products contain ingredients which it claims (i) promote weight loss (under the "ChromaTrim" and "CitrusSlim" brand names), (ii) contribute to energy and endurance (under the "Buzz Gum", "Power Gum" and "Love Gum" brand names), (iii) alleviate certain premenstrual symptoms (under the "Repose" brand name) and (iv) promote oral hygiene and breath freshness (under the "DentaHealth" brand name). The Company also markets a chewing gum product which includes antioxidant vitamins (under the "Vita A-C-E" brand name). Sales of Power Gum and Love Gum commenced in 1994 while sales of Buzz Gum, ChromaTrim and CitrusSlim commenced in 1991, 1993 and 1995, respectively. The Company began distribution of Repose, DentaHealth and Vita A-C-E in April 1996.

     The Company contracted with others for the manufacture of all its chewing gum products until February 1996 when it completed leasehold improvements and began initial manufacture of chewing gum products in its 28,000 square foot facility in Phoenix, Arizona. The facility employs 28 workers and produces all of the Company's chewing gum products. See "Business - Manufacturing and Packaging."

     The Company's business strategy is to (i) manufacture its own chewing gum products and the private label chewing gum products of other chewing gum marketers in greater quantities and at lower costs, (ii) increase revenues by
(a) expanding its marketing efforts for existing chewing gum products, (b) developing new chewing gum products through its own research and development facilities and (c) further developing its private label business, and (iii) expand its distribution and customer base by adding over-the-counter ("OTC") non-prescription medications (such as antacids, cough suppressants, pain relievers and the like) to its chewing gum products. The Company has not yet commenced the distribution or marketing of any OTC chewing gum products but expects (but cannot assure) that it will do so by November, 1996. See "Business
- Strategy."

     The Company markets its chewing gum products through wholesale distributors who distribute primarily to natural food stores and through other brokers, marketers and distributors to convenience stores and independent grocery and drug stores. The Company also markets to chain grocery, drug and club stores and to larger private label customers who market under their own brand names.

     Some of the Company's specialty chewing gum products are subject to regulation by the United States Food and Drug Administration ("FDA"). If the FDA concludes that certain chewing gum products are "drugs" under applicable FDA regulations or if the Company commences marketing of OTC chewing gum products, the FDA may restrict or remove any or all of the Company's chewing gum products from the market if such products violate FDA rules or regulations. On April 1, 1994 the Company received a Warning Letter from the FDA indicating that the Company's Buzz Gum chewing gum products were mislabeled. In June 1994 the Company revised its labeling and so notified the FDA. No further action was taken by the FDA. See "Risk Factors - Government Regulation" and "Business - Government Regulation."

History

     The Company was incorporated in Utah in February 1991 as a specialty chewing gum products marketer under the name Nekros International Marketing, Inc. with office and warehouse facilities initially located in Ogden, Utah. In November 1994, control of the Company changed and between May 1995 and November 1995, the Company raised an aggregate of $1,006,000 of equity capital and $2,400,000 of debt capital. (For a detailed description of the Company's corporate history including its change of control, see "Business - History and Introduction.") The funds raised in 1995 were used to establish a new management team, develop additional chewing gum products, build inventories and purchase chewing gum manufacturing equipment for its 28,000 square foot leased manufacturing facility in Phoenix, Arizona. In January 1996, the Company raised $3,095,875 through a private equity placement to repurchase and retire 619,175 shares of the Company's Common Stock held by a former principal stockholder. In April 1996, the Company sold to the public 460,000 Units of its securities at $18.00 per Unit, each Unit consisting of three shares of Common Stock and one Common Stock Purchase Warrant (the "Public Warrant") to purchase an additional share of Common Stock at any time until April 24, 2001 at $7.50 per share (the "Prior Offering"). At the same time, the Company registered 619,175 shares which were sold in the aforementioned private placement. The Prior Offering was underwritten by Kensington Securities, Inc. (the "Prior Representative"). See "Certain Transactions."

     The Company's executive offices are located at 4205 North 7th Avenue, Phoenix, Arizona 85013, telephone (602) 277-0606, and its warehouse and manufacturing facility is located at 246 East Watkins, Phoenix, Arizona 85004.

                                  The Offering

Securities offered..............     2,874,715 shares of Common Stock held by
                                     the Selling Stockholders

Offering price..................     Market price of the Common Stock on the
                                     National Market

Securities outstanding(1)........     4,896,740 shares and 460,000 Public
                                      Warrants

Use of Proceeds..................     None of the proceeds will be received by
                                      the Company.  See "Use of Proceeds."

National Market and NASDAQ
SmallCap symbols.................     GUMM - Common Stock (National Market)
                                      GUMMW - Public Warrants (NASDAQ SmallCap)

Transfer Agent...................     Corporate Stock Transfer, Inc.


----------
(1) Excludes exercise of (i) the Public Warrants, (ii) the Prior Representative's Warrants to purchase up to 40,000 Units (each Unit consisting of one share of Common Stock and one Public Warrant) at $24.75 per Unit at any time from April 24, 1997 until April 24, 2001 (the "Prior Representative's Unit Warrants") and (iii) outstanding stock options and common stock purchase warrants to purchase up to 1,585,000 shares of Common Stock including 760,000 shares issuable under the Company's 1995 Stock Option Plan (the "1995 Plan"). See "Dilution", "Capitalization", "Management - 1995 Stock Option Plan", "Certain Transactions", "Description of Securities" and "Underwriting."

                          Summary Financial Information

     The following financial information has been derived from the financial statements of the Company appearing elsewhere in this Prospectus and should be read in conjunction with such financial statements.



                                     Six Months Ended June 30,           Year Ended December 31,
                                     -------------------------           -----------------------
                                      1996              1995             1995             1994
                                      ----              ----             ----             ----
Income Statement Data:
Revenues                         $ 2,044,531         $1,732,825       $4,343,590       $1,941,562
Pretax income (loss)                (792,367)           401,519          768,321          231,589
Net income (loss)                   (579,024)           258,513          497,471          231,589
Pro forma net income
  (loss) per share (1)                  (.15)               .06              .11              .03
Pro forma net income
  (loss)                            (579,024)           258,513          497,471          150,589
Weighted average shares
  outstanding (1)                   3,974,103         4,392,658        4,392,658        4,392,658


                                    June 30,
                                      1996
                                  -----------
Balance Sheet Data:
Working capital                   $ 5,600,243
Total assets                       10,329,054
Long-term debt                      1,594,160
Total liabilities                   2,350,945
Stockholders' equity                7,978,109

----------
(1) For a description of net income per share and the number of shares used in computing per share amounts, see Note 1 of Notes to Financial Statements.

                                  RISK FACTORS

     In evaluating the Company's business, prospective investors should consider carefully the following factors in addition to the other information presented in this Prospectus.

     Limited Operating History; Recent Losses. The Company began operations in February 1991, and has a limited operating history upon which potential investors may evaluate its performance. Although the Company reported net income for the years ended December 31, 1994 and 1995, it reported losses for the six months ended June 30, 1996 of $579,024, expects a loss for the three months ended September 30, 1996 and can give no assurance that future operations will be profitable. The likelihood of the Company's success must be considered relative to the problems, difficulties, complications and delays frequently encountered in connection with the development and operation of a new business and the competitive environment in which the Company intends to operate. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and "Financial Statements."

     Unproven Markets for Certain of the Company's New Products; No Assurance of Consumer Acceptance. The Company recently introduced three new chewing gum products (Repose, DentaHealth and Vita A-C-E), which the Company claims alleviate certain premenstrual symptoms, promote oral hygiene and provide antioxidant vitamins, respectively. There can be no assurance that a market exists for any of these chewing gum products, or that consumers will purchase these or any other new product offerings of the Company in sufficient amounts to justify continued production.

         Significant Fixed Costs for and Underutilization of Manufacturing Facility. The Company estimates that the fixed costs associated with its Phoenix, Arizona manufacturing facility approximate $160,000 per month and that only 10% of the facility's total capacity is currently being utilized. These fixed costs have contributed to significant losses reported by the Company for the six months ended June 30, 1996 and will continue to significantly contribute to losses until the Company increases utilization of the facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Competition. The distribution and sale of chewing gum products are highly competitive and consists primarily of three multi-billion dollar United States-based multinational companies (Wm. Wrigley Jr. Company, Warner Lambert Company and Nabisco Food Group, Inc.) which own most of the chewing gum brands, large specialty chewing gum manufacturers, such as The Topps Company ("Bazooka" brand chewing gum) and Marvel Holdings, Inc. ("Double Bubble" brand chewing gum), and small specialty chewing gum marketers, such as the Company. The Company does not have the capital resources, marketing and distribution networks, manufacturing facilities, personnel, product name recognition or advertising budget to introduce chewing gum brands intended to compete with the multinational chewing gum manufacturers or the large specialty chewing gum marketers. See "Business - Competition."

     FDA and Other Government Regulation. The Company's chewing gum products manufactured by it or by others for it are subject to regulation by the FDA including regulations with respect to labeling of products, approval of ingredients in products, claims made regarding products and disclosure of product ingredients. In addition, the Federal Trade Commission ("FTC") has jurisdiction over advertising of the Company's products. Moreover, if the FDA concludes that any of the Company's chewing gum products are "drugs" under applicable FDA regulations or otherwise violate FDA rules or regulations, the FDA may (i) require that manufacture of such products be in accordance with FDA "good manufacturing practices" (which prescribe specific requirements and procedures for the manufacture of FDA regulated products), or (ii) restrict or remove such products from the market. Such action may be taken against the Company and any entity which manufactures products for the Company. Any OTC chewing gum products offered by the Company will be subject to marketing permission and ongoing intensive regulation by the FDA.

     On April 1, 1994 the Company received a Warning Letter from the FDA indicating that the Company's Buzz Gum chewing gum products were mislabeled. In June 1994 the Company revised its labeling and so notified the FDA. No further action was taken by the FDA.

     The Company's chewing gum manufacturing facilities are subject to regulation by various governmental agencies, including state and local licensing, zoning, land use, construction and environmental regulations and various health, sanitation, safety and fire codes and standards. Suspension of certain licenses or approvals, due to failure to comply with applicable regulations or otherwise, could interrupt the Company's manufacturing operations. Should the Company elect to manufacture OTC chewing gum products, its manufacturing facilities will also be subject to inspection and regulation by the FDA. See "Business - FDA and Other Government Regulation."

     Dependence on Significant Distributors. Two affiliated distributors accounted for 42.8% and 26.7% of the Company's revenues for the year ended December 31, 1995, and 18.7% and 5.2% of the Company's revenues for the six months ended June 30, 1996. A loss of either of these distributors would have a material adverse effect on the Company's operations. See "Business - Marketing" and "Certain Transactions."

     No Assurance of Scientific Proof. Under FDA and FTC rules, the Company is required to obtain scientific data to support any health claims it makes concerning its products, although no preclearance or filing is required to market the products. The Company has obtained such scientific data for all its products and employs two individuals to gather and organize the scientific data when required. The Company has not provided nor been requested to provide any scientific data to the FDA. The marketing of certain of the Company's chewing gum products involves claims that such products assist in weight loss, alleviate certain premenstrual symptoms, promote dental hygiene and the like. There can be no assurance that the scientific data obtained by the Company in support of such claims will be deemed acceptable by the FDA or FTC, should either agency request any such data in the future.

     No Assurance of Proprietary Protection. The Company considers some of its chewing gum formulations and processes to be proprietary in nature and relies upon a combination of non-disclosure agreements, other contractual restrictions and trade secrecy laws to protect such proprietary information. There can be no assurance that these steps will be adequate to prevent misappropriation of the Company's proprietary information or that the Company's competitors will not independently develop chewing gum formulations and processes that are substantially equivalent or superior to the Company's. The Company holds certain trademark and trade name protection for some of its chewing gum products and has applied for trademark and trade name protection on other products. There can be no assurance that the Company will be able to successfully defend its trademarks or trade names against claims from or use by competitors or obtain trademark or trade name protection for new products. See "Business - Trademarks, Trade Names and Proprietary Rights."

     Risks of New Product Development. The Company may experience difficulties that could delay or prevent the introduction of new chewing gum products. The Company may be dependent in the near future upon chewing gum products that are currently being developed by it. If the Company is unable to develop new chewing gum products on a timely basis, the Company's business, operating results and financial condition could be materially adversely affected. See "Business - Strategy."

     Risks Associated with Expansion. The Company intends to continue to expand its manufacturing and marketing operations. Expansion will place substantial strains on the Company's newly retained management and its operational, accounting and information systems. Successful management of growth will require the Company to improve its financial controls, operating procedures and management information systems, and to train, motivate and manage its employees. The Company's failure to manage growth effectively would have a material adverse effect on its results of operations and its ability to execute its business strategy. See "Business - Strategy."

     Dependence Upon Management Personnel and Executive Officers; Management Changes. The Company's operations are dependent upon its ability to hire and retain qualified management personnel and upon the continued services of its executive officers. The loss of services of any of the Company's executive officers, whether as a result of death, disability or otherwise, would have a material adverse effect upon the business of the Company. The Company has experienced significant management changes in 1995 and 1996 including the appointment of a new Chief Executive Officer and President in August 1996. The Company has entered into employment agreements with its current executive officers but does not have key man life insurance upon their lives. See "Management."

     Possible Fluctuations in Operating Results. The Company's operating results have varied and will continue to vary from period to period as a result of the amount its manufacturing facilities are utilized, the purchasing patterns of consumers, the timing of new product introductions by the Company and its competitors and variations in sales and competitive pricing. Unanticipated events, including delays in developing, manufacturing or marketing new chewing gum products, could have an adverse effect on the Company's operating results and could also result in significant fluctuations in operating results in future periods.

     Possible Need for Additional Financing. In the event that the proceeds of the Prior Offering or cash flow from operations prove to be insufficient to cover the Company's cash requirements (due to unanticipated expenses, difficulties, problems or otherwise), the Company may be required to seek additional debt or equity financing or curtail its expansion activities. There can be no assurance that additional financing will be available to the Company on acceptable terms, or at all. Any future equity financing may involve substantial dilution to the interests of the Company's stockholders.

     Product Liability. The Company is subject to significant liability should use or consumption of its products cause injury, illness or death. Although the Company carries product liability insurance, there can be no assurance that its insurance will be adequate to protect the Company against product liability claims or that insurance coverage will continue to be available to the Company on reasonable terms.

     No Dividends. In the past, the Company has paid only limited cash dividends on its Common Stock and does not intend to pay any cash dividends on its Common Stock in the foreseeable future. Earnings, if any, will be used to finance growth. The Company has no financing or other agreements which prohibit payment of dividends. See "Description of Securities - Dividends."

     Possible Volatility of Securities Prices. The market price of the Common Stock may be highly volatile, as has been the case with the securities of other recently formed companies. Factors such as the Company's operating results or public announcements by the Company or its competitors may have a significant effect on the market price of the Company's securities. In addition, market prices for securities of many small capitalization companies have experienced wide fluctuations in response to variations in quarterly operating results, general economic indicators and other factors beyond the control of the Company. The registration of the Common Stock offered hereby coupled with exercise of the Public Warrants could increase the volatility of the Common Stock by increasing the number of shares of publicly traded Common Stock outstanding.

     Shares Eligible for Future Sale. Sales of substantial amounts of Common Stock in the open market or the availability of such shares for sale could adversely affect the market price for the Common Stock. As of the date hereof, all 4,896,740 shares of the Company's Common Stock have been registered for public sale and may be immediately sold by the holders, subject only to an April 24, 1996 agreement between the holders of 2,874,715 shares (all of which are being registered hereby) and the Prior Representative in which they agreed not to sell or otherwise dispose of their shares of Common Stock until April 24, 1998 without the prior written consent of the Prior Representative. See "Description of Securities - Common Stock Eligible for Future Sale" and "Underwriting."

     Control by Management; Authorization and issuance of Preferred Stock; Prevention of Changes in Control. The Company's officers and directors own approximately 23.2% of the issued and outstanding shares of Common Stock
(assuming exercise by them of outstanding stock options and common stock purchase warrants), and can as a practical matter continue to elect all of the Company's directors and control the affairs of the Company. The Company's Certificate of Incorporation authorizes the issuance of up to 1,000,000 shares of Preferred Stock with such rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, under the Certificate of Incorporation, the Board of Directors may, without shareholder approval, issue Preferred Stock with dividend, liquidation, conversion, voting, redemption or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of any shares of Preferred Stock having rights superior to those of the Common Stock may result in a decrease in the value or market price of the Common Stock and could be used by the Board of Directors as a device to prevent a change in control of the Company. The Company has no other anti-takeover provisions in its Certificate of Incorporation or Bylaws. Holders of the Preferred Stock may have the right to receive dividends, certain preferences in liquidation, and conversion rights. See "Description of Securities - Use of Preferred Stock As Anti-Takeover Device" and "Principal Stockholders."

     Elimination of Director Liability. The Company's Certificate of Incorporation contains a provision eliminating a director's liability to the Company or its stockholders for monetary damages for a breach of fiduciary duty, except in circumstances involving a financial benefit to a director, the intentional infliction of harm of the Company or certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of criminal law. The Company's Bylaws contain provisions obligating the Company to indemnify its directors and officers to the fullest extent permitted under Utah law. These provisions could serve to insulate officers and directors of the Company against liability for actions which damage the Company or its stockholders. See "Description of Securities - Limitation on Liability."

     Maintenance Criteria for NASDAQ Securities. The National Association of Securities Dealers, Inc. ("the NASD"), which administers NASDAQ, recently made changes in the criteria for continued NASDAQ eligibility. In order to continue to be included in NASDAQ, a company must maintain $2 million in total assets, a $200,000 market value of its public float and $1 million in total capital and surplus. In addition, continued inclusion requires two market-makers, at least 300 holders of the Common Stock and a minimum bid price of $1 per share; provided, however, that if a company falls below such minimum bid price, it will remain eligible for continued inclusion in NASDAQ if the market value of the public float is at least $1 million and the Company has $2 million in capital and surplus. The Company's failure to meet these maintenance criteria in the future may result in the discontinuance of the inclusion of its securities in NASDAQ. In such event, trading, if any, in the securities may then continue to be conducted in the non-NASDAQ over-the-counter market in what are commonly referred to as the electronic bulletin board and the "pink sheets." As a result, an investor may find it more difficult to dispose of or to obtain accurate quotations as to the market value of the securities. In addition, the Company would be subject to a rule promulgated by the Commission that, if the

Company fails to meet criteria set forth in such rule, imposes various sales practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transactions prior to sale. Consequently, the rule may have an adverse effect on the ability of broker-dealers to sell the securities, which may affect the ability of purchasers in the Offering to sell the securities in the secondary market.

     Disclosure Related to Penny Stocks. The Commission has recently adopted rules that define "penny stock." In the event that any of the Company's securities are characterized in the future as penny stock, broker-dealers dealing in the securities will be subject to the disclosure rules for transactions involving penny stocks which require the broker-dealer among other things to (i) determine the suitability of purchasers of the securities and obtain the written consent of purchasers to purchase such securities and (ii) disclose the best (inside) bid and offer prices for such securities and the price at which the broker-dealer last purchased or sold the securities. The additional burdens imposed upon broker-dealers may discourage them from effecting transactions in penny stocks, which could reduce the liquidity of the securities offered hereby.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at June 30, 1996, without giving effect to the exercise of (i) the Public Warrants, (ii) the Prior Representative's Unit Warrants or (iii) outstanding stock options or common stock purchase warrants to purchase up to 1,585,000 shares of Common Stock including 760,000 shares issuable under the Company's 1995 Plan.

                                                           June 30, 1996
                                                           -------------
Long-term debt:
     Notes payable                                           $1,815,909
                                                             ----------
Stockholders' equity:
     Preferred Stock, 1,000,000 no par value
         shares authorized, none issued                          --
     Common Stock, 10,000,000 no par value
         shares authorized, 4,876,740 shares
         issued and outstanding                               7,851,060
     Retained earnings                                          127,049
                                                             ----------
         Total stockholders' equity                           7,978,109
                                                             ----------
              Total capitalization                           $9,794,018
                                                             ==========

                           PRICE RANGE OF COMMON STOCK

     The Company's Common Stock has traded on the National Market under the symbol "GUMM" since April 24, 1996.

     The following table sets forth for the quarters indicated the range of high and low closing prices of the Company's Common Stock as reported by the National Market but does not include retail markup, markdown or commissions.

                                                               Price
                                                           -------------
By Quarter Ended:                                          High      Low
-----------------                                          ----      ---

December 31, 1996 (through October 21, 1996)............  $7.75      $5.75
September 30, 1996......................................   6.125      6.00
June 30, 1996...........................................   6.875     6.375

     As of October 21, 1996, the Company had approximately 350 record and beneficial stockholders.

                                 USE OF PROCEEDS

     None of the proceeds of the Offering will be received by the Company. See "Selling Stockholders."

                             SELECTED FINANCIAL DATA

     The selected financial data set forth below for the years ended December 31, 1995 and 1994 has been derived from the Company's financial statements which have been audited by Angell & Deering. The selected financial data is qualified by, and should be read in conjunction with, the financial statements and the notes thereto included elsewhere herein.

                                     Six Months Ended June 30,             Year Ended December 31,
                                     -------------------------             -----------------------
                                      1996              1995               1995             1994
                                      ----              ----               ----             ----
Income Statement Data:
Revenues                         $ 2,044,531         $1,732,825         $4,343,590       $1,941,562
Pretax income (loss)                (792,367)           401,519            768,321          231,589
Net income (loss)                   (579,024)           258,513            497,471          231,589
Pro forma net income
  (loss) per share (1)                  (.15)               .06                .11              .03
Pro forma net income
  (loss)                            (579,024)           258,513            497,471          150,589
Weighted average shares
  outstanding (1)                   3,974,103         4,392,658          4,392,658        4,392,658


                                    June 30,
                                      1996
                                  -----------
Balance Sheet Data:
Working capital                   $ 5,600,243
Total assets                       10,329,054
Long-term debt                      1,594,160
Total liabilities                   2,350,945
Stockholders' equity                7,978,109

----------
(1) For a description of net income per share and the number of shares used in computing per share amounts, see Note 1 of Notes to Financial Statements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

     The Company was organized in 1991 to develop, market and distribute specialty chewing gum products. The Company's first chewing gum product included a natural caffeine substance marketed to runners and other exercise enthusiasts as a source of energy and carbohydrates. In 1994 and 1995, the Company raised funds through debt and equity financings which were used to establish a new management team, develop additional chewing gum products, build inventories and purchase chewing gum manufacturing equipment for the Company's 28,000 square foot manufacturing facility which commenced operations in February 1996. The facility employs 28 workers and produces all of the Company's chewing gum products.

Results of Operations

     The following table sets forth certain statement of operations information expressed both in dollars and as a percentage of net sales for the periods indicated:

                                                   Years Ended December 31,
                                                   ------------------------
                                              1995                              1994
                                              ----                              ----
Net sales                           $4,343,590     100.0%             $1,941,562      100.0%
Cost of sales                        2,310,643      53.2               1,011,956       52.1
Gross profit                         2,032,947      46.8                 929,606       47.9
Operating expenses                   1,118,510      25.7                 694,555       35.8
Research and development                90,348       2.1                    -           -
Income from operations                 824,089      19.0                 235,051       12.1
Interest and other income               53,212       1.2                     940         .1
Interest expense                       108,980       2.5                   4,402         .2
Pro forma provision
     for income taxes                  270,850       6.2                  81,000        4.2
Pro forma net income                   497,471      11.5                 150,589        7.8

Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Net Sales. Net sales increased by $2.4 million, or 124%, to $4.3 million for the year ended December 31, 1995 ("1995") compared to $1.9 million for the year ended December 31, 1994 ("1994"). This increase was primarily the result of the introduction of "CitrusSlim" which accounted for $340,000 of such sales increase and the expansion of the Company's distribution channels to include infomercial television broadcasts which the Company believes were also responsible for a large part of the additional sales. Product pricing was not changed in 1995.

     Cost of Sales. Cost of sales increased 1% to 53% in 1995 compared to 52% in 1994 primarily as a result of new package designs, increased production costs and the purchase of higher priced gum from a foreign supplier to be used in a chewing gum product sold internationally. The majority of the Company's costs of sales resulted from purchases of gum products from third party manufacturers. Costs of sales are expected to be reduced when the Company's manufacturing facility is completed.

     Gross Profit. Gross profit decreased 1% to 47% in 1995 compared to 48% in 1994 as a result of the increased costs discussed above and certain price discounts given by the Company to volume distributors. During 1995, the Company pursued relationships with distributors that specialized in selling to mass merchandisers, drug and convenience stores and national broadcasters of infomercials. While these distributors were offered volume price discounts, the arrangement increased sales revenue, decreased monthly sales fluctuations and allowed for more orderly production planning

     Operating Expenses. Operating expenses increased $423,955 in 1995 compared to 1994 but decreased as a percentage of net sales from 36% in 1994 to 26% in 1995. The increase in expenditures was primarily due to the hiring of new management personnel ($152,508) together with increases in trade show expenses ($48,939), legal fees ($80,317) and travel expenses ($60,634). The reduction of operating expenses as a percentage of net sales was the result of increased sales. Operating expenses will increase as the Company expands its manufacturing operations.

     Research and Development. Research and development expenditures were $90,348 in 1995 compared to $0 in 1994 and resulted from expenses associated with development of new products. Prior to June 1995, development activities were conducted by outside consultants. The Company developed three additional products which it intended to introduce in 1995. However, the Company was unable to obtain assurances that its existing manufacturer would be able to supply adequate quantities of the product. Consequently, management decided that the new products will be introduced in 1996 when the Company's manufacturing facility is completed.

     Interest and Other Income and Interest Expense. Interest expense increased $108,980 in 1995 (from $4,402 in 1994) as a result of the Company issuing $2.4 million of debt securities, which will be retired using proceeds of the Offering. Proceeds from the loans were used to pay deposits on chewing gum manufacturing equipment, to build inventories of new products, for marketing expenses and working capital. Interest and other income increased $52,272 primarily as a result of an increase in working capital from equity financings that was invested in short-term investments.

     Pro Forma Provisions for Income Taxes. Beginning January 1, 1993, the Company was an S Corporation under the provisions of the Internal Revenue Code through November 18, 1994. As such, the Company was not subject to federal and state income taxes and, accordingly, no provision was made for income taxes for 1993 and 1994, and the Company's stockholders were required to report the Company's taxable income on their tax returns. The statements of operations include a pro forma income tax adjustment that represent the federal and state provision for income taxes as if the Company had been a taxable entity paying federal and state income taxes for all periods presented at the rates applicable in each period. Effective November 18, 1994, the Company revoked its S Corporation election and all income subsequent to that date will be subject to federal and state income taxes.

     Pro forma Net Income. Net income after pro forma income taxes increased from $150,589 in 1994 to $497,471 in 1995 primarily as a result of increased net sales and the resulting economies of scale applicable to the Company's fixed and variable expenses.

     The following table sets forth certain information expressed both in dollars and as a percentage of net sales for the periods indicated.

                                                  Six Months Ended June 30,
                                                  -------------------------
                                             1996                           1995
                                             ----                           ----

Net sales                           $2,044,531       100.0%       $1,732,825       100.0%
Cost of sales                        1,069,832        52.3           967,760        55.8
Gross profit                           974,699        47.7           765,065        44.2
Operating expenses                   1,624,415        79.5           352,198        20.4
Research and development                50,773         2.5            12,392         0.7
Income (loss) from operations         (700,489)    (34.3)            400,475        23.1
Interest and other income               45,733         2.2            26,460         1.5
Interest expense                       137,611         6.7            25,416         1.5
Pro forma provision (benefit)
  for income taxes                    (213,343)    (10.5)            143,006         8.2
Pro forma net income (loss)           (579,024)    (28.3)            258,513        14.9

Six Months Ended June 30, 1996 Compared to Six Months Ended June 30, 1995

     Net Sales. Net sales increased by $311,706, or 18%, to $2,044,531 for the six months ended June 30, 1996 compared to $1,732,825 for the six months ended June 30, 1996. The increase in sales was a result of an expanded distribution network, the introduction of several new products and increased shipments of existing products to the Company's primary distributor.

     Cost of Sales. Cost of sales decreased 4% to $1,069,832 or 52% of net sales for the six months ended June 30, 1996, compared to $967,760 or 56% of net sales for the same period in 1995. This decrease was primarily due to the Company selling directly to mass market, drug, food and export customers at higher gross margins. Cost of sales are expected to continue to decline as the manufacturing facility becomes more efficient.

     Gross Profit. Gross profit increased by 4% to $974,699 or 48% of net sales for the six months ended June 30, 1996, compared to $765,065 or 44% of net sales for the same period in 1995.

     Operating Expenses. Operating expenses were $1,624,415, an increase of $1,272,217 for the six months ended June 30, 1996, compared to the same period in 1995. Approximately $721,000 of these operating expenses were directly attributable to the operations of the manufacturing facility. No manufacturing expenses were incurred for the six months ended June 30, 1995 as the Company had not yet commenced manufacturing operations. Moreover, because the manufacturing facility continues to operate at only a small percentage of its capacity, revenues were not sufficient to offset the manufacturing operating expenses. Factors contributing to an increase in non-manufacturing operating expenses were related to advertising ($319,925), labor ($300,866), professional fees for legal, accounting, art/production, and general consulting ($167,724), insurance ($86,488), and trade shows ($51,766).

     Research and Development. Research and development expenditures were $50,773 for the six months ended June 30, 1996, compared to $12,392 for the same period in 1995. The majority of these costs were related to the development and production scale-up of the Jack Lalanne product line, DentaHealth, Vita A-C-E and Repose and the research and development of OTC gum products and private label products.

     Interest and Other Income and Interest Expense. Interest and other income was $45,733, an increase of $19,273 and was primarily the result of an increase in working capital from equity financings that were invested in short-term investments. Interest expense was $137,611, an increase of $112,195 for the six months ended June 30, 1996 compared to the same period in 1995. This increase was a result of the Company issuing $2.4 million of debt securities and equipment financing for the manufacturing facility. Proceeds from the loans were used to pay deposits on chewing gum manufacturing equipment, to build inventories of new products, for marketing expenses and working capital. Proceeds from the Prior Offering were used to retire the debt in early May 1996. In addition, the Company entered into a $1.85 million equipment financing agreement with Textron Financial Corporation for the Company's gum manufacturing equipment.

     Net Income. The Company incurred a loss of $579,024 for the six months ended June 30, 1996 compared to a profit of $258,513 for the same period in 1995. The loss incurred in this period was primarily due to an increase in operating expenses as described above.

Liquidity and Capital Resources

     As of June 30, 1996, the Company's working capital was $5.6 million compared to $1.74 million at June 30, 1995. For the six months ended June 30, 1996, the Company experienced a decrease in cash provided by operating activities of $1,765,090 primarily as a result of an increase in accounts receivable and inventories. The increase in inventory was directly related to the build-up of new product finished goods and raw materials for the manufacturing facility.

     Investing activities consumed $764,056 in cash for the six months ended June 30, 1996 compared to $808,637 of cash for the same period of 1995. Use of cash primarily resulted from equipment purchased to start up the manufacturing facility in Phoenix, Arizona.

     Financing activities provided $5,343,548 in cash for the six months ended June 30, 1996 compared to $1,892,498 in cash for the same period in 1995. This increase in cash was primarily a result of the Prior Offering of 400,000 units (each unit consisted of three shares of no par value common stock and one redeemable common stock purchase warrant) for gross proceeds of $7.2 million on April 24, 1996. In addition, the Prior Underwriter exercised its Overallotment Option of 60,000 units and the Company received gross proceeds of $1.08 million on May 24, 1996. The Company paid $1.45 million in commissions, underwriter's expenses and other costs related to the Prior Offering. The Company used $2.57 million from the Prior Offering to repay its debt securities provided by stockholders in 1995.

     Textron Financial Corporation ("Textron") provided financing for the Company's gum manufacturing equipment. The Company entered into a six-year equipment lease agreement with Textron in December 1995 pursuant to which Textron funded approximately $1.85 million of gum manufacturing equipment. Monthly lease payments commenced in January 1996.

     Management believes that the proceeds of the Prior Offering will be sufficient to meet the Company's working capital requirements during 1996.

     The Company's future results of operations and any forward looking statements contained in this Prospectus, in particular the statement(s) concerning manufacturing facility's efficiencies and capacities, capital spending, research and development and other expenses involve a number of risks and uncertainties. In addition to the factors discussed above, among the other factors that could cause actual results to differ materially are the following: business conditions and the general economy; competitive factors, such as rival gum manufacturers' pricing and marketing efforts; availability of third-party material products at reasonable prices; risk of nonpayment of accounts receivable; risks of inventory obsolescence due to shifts in market demand; timing of product introductions; and litigation involving product liabilities and consumer issues.

                                    BUSINESS

History and Introduction

     The Company was organized as a Utah corporation in February 1991 under the name Nekros International Marketing, Inc. to develop, market and distribute specialty chewing gum products under its own brand names and on a private label basis for other chewing gum marketers. In January 1993 the Company changed its name to Gum Tech International, Inc. Between May 1, 1994 and November 15, 1994 the Company was involuntarily dissolved (and then reinstated) for failure to timely file its corporate annual report in Utah. Between February 1991 and November 1994, the Company developed and marketed a number of specialty chewing gum products under its own brand names and on a private label basis. During that time, Richard Bernstein, who is now an officer and director of the Company, acted as an independent marketer of certain of the Company's brand name chewing gum products through Bernstein Bros. Marketing Corporation and Universal Merchants, Inc. In November 1994, Gregory Gossett, then the Company's President and majority stockholder, sold a controlling interest in the Company to Dale Holdings, LDC ("Dale"). See "Certain Transactions." In April 1995, Dale changed the Company's management by requesting the resignation of two of the Company's directors (Jonathan Harrison and Kirk Gossett) and by adding Messrs. Epert, Ratcliff, Kehoe, Bernstein, Bouchy, Manhold, Monte and Wood as officers and directors. In August 1996 and May 1996, respectively, Messrs. Manhold and Wood resigned as directors and in June 1996 William G. Meris was elected a director. In August 1996, (i) Mr. Ratcliff resigned as Chief Executive Officer of the Company and was appointed its Chairman and Senior Vice President, (ii) Mr. Epert resigned as President of the Company and was appointed its Vice Chairman and Executive Vice President, and (iii) Gerald N. Kern was appointed Chief Executive Officer and President. See "Management."

     In October 1995, the Company borrowed $1,550,000 from a group of four lenders (the "1995 Bridge Loan"). As additional compensation for the 1995 Bridge Loan, the Company issued an aggregate of 465,000 common stock purchase warrants to the lenders, each such warrant exercisable to purchase one share of the Company's Common Stock at $2.00 per share exercisable in perpetuity. The Bridge Loan bore interest at 8% per annum and was repaid in April 1996 using proceeds from the Prior Offering. The Bridge Loan lenders included Brett Bouchy, a former principal stockholder of the Company (who received 165,000 warrants), and Robert
H. Wood, a former director of the Company (who received 75,000 warrants). In March 1996, Brett Bouchy sold 100,000 warrants to Gary S. Kehoe and 65,000 warrants to Robert H. Wood, both officers and directors of the Company, for $5.00 per warrant. The purchase price was paid by the issuance of promissory notes by Messrs. Kehoe and Wood to Mr. Bouchy bearing interest at 9% per annum. The warrants are not collateral for the promissory notes. The promissory notes are due the earlier of (i) six months after the warrants are exercised or (ii) if during the period from April 24, 1997 until April 24, 2000 the closing price of the Company's Common Stock on NASDAQ is $10.00 or more per share for five consecutive trading days then the promissory notes are due six months from the last such trading day. If neither event occurs, the promissory notes become void and of no value on April 24, 1999 and the warrants remain the property of

Messrs. Kehoe and Wood. Under no circumstances will the warrants become returnable to Mr. Bouchy. Mr. Bouchy sold the warrants at the request of the National Market who had advised the Company that neither NASDAQ nor the National Market would list the Company's securities so long as Mr. Bouchy was an equity holder in the Company. The National Market's objection to allowing Mr. Bouchy to remain an equity holder in the Company resulted from fines and censures imposed upon Mr. Bouchy by the NASD and the Securities Commission of the State of Arizona. See "Certain Transactions."

     In December 1995, Dale dissolved and issued 51% and 49% respectively of its Common Stock in the Company and its loans receivable due from the Company to Riverlux Trust REG and Brett Bouchy. Riverlux Trust REG and Brett Bouchy received 665,265 shares and 639,175 shares, respectively, of Dale's stockholdings in the Company and $433,500 and $416,500, respectively, of Dale's loans receivable from the Company. The loans were repaid out of proceeds of the Prior Offering. Subsequently, Riverlux Trust REG and Mr. Bouchy each sold 20,000 shares of the Company's Common Stock to Mr. Kehoe for $2.00 per share.

     The Company's current chewing gum products contain ingredients which it claims (i) promote weight loss (under the "ChromaTrim" and "CitrusSlim" brand names), (ii) contribute to energy and endurance (under the "Buzz Gum", "Power Gum" and "Love Gum" brand names), (iii) alleviate certain premenstrual symptoms (under the "Repose" brand name) and (iv) promote oral hygiene and breath freshness (under the "DentaHealth" brand name). The Company also markets a chewing gum product which includes antioxidant vitamins (under the "Vita A-C-E" brand name). Sales of Power Gum and Love Gum commenced in 1994 while sales of Buzz Gum, ChromaTrim and CitrusSlim commenced in 1991, 1993 and 1995, respectively. The Company began distribution of Repose, DentaHealth and Vita A-C-E in April 1996.

     The Company contracted with others for the manufacture of all its chewing gum products until February 1996 when it completed leasehold improvements and began initial manufacture of chewing gum products in its 28,000 square foot manufacturing facility in Phoenix, Arizona. The facility employs 28 workers and produces all of the Company's chewing gum products. See "- Manufacturing and Packaging."

Strategy

     The Company intends to apply proceeds of the Prior Offering and revenues generated from the sale of its chewing gum products to pursue the following business strategy:

     (i) Manufacture its own chewing gum products. The Company will continue to manufacture its chewing gum products under its own labels and on a private label basis for other chewing gum marketers. The Company believes that operating its own manufacturing facility significantly reduces its dependence on third party manufacturers, assists it in maintaining the secrecy of its proprietary chewing gum formulas, reduces its product costs and increases product capacity for itself and its large volume customers.

     (ii) Increase revenues by expanding its marketing efforts for existing chewing gum products, developing new chewing gum products and further developing its private label business. The Company will continue to expand marketing efforts for existing products (both in the United States and internationally) and to further develop its private label business in order to manufacture more chewing gum products for other chewing gum marketers. The Company will continue to develop new specialty chewing gum products, such as the three new specialty products it recently introduced (Vita A-C-E, Repose and DentaHealth), for itself and its private label customers. Because the Company is significantly smaller than most of its competitors, it intends to develop, manufacture and market specialty chewing gum products in niche markets that are considered too small for exploitation by many of these competitors. Development of these products will be undertaken at the Company's research and development laboratory facility located within the Company's manufacturing facility in Phoenix, Arizona. The research and development facility consists of 900 square feet of laboratory space staffed by two employees.

     (iii) Expand its distribution and customer base by adding OTC medications (such as antacids, cough suppressants, pain relievers and the like) to its chewing gum products. The Company has certain OTC chewing gum products in development and expects to explore market potential for a number of such products in the near future. The Company believes that OTC chewing gum products may appeal to certain retailers (such as drug stores and health food stores) and offer the Company the potential to develop new consumer niche markets. Any such OTC chewing gum products will require FDA permission to market and will be subject to ongoing FDA marketing and manufacturing regulations. See "- FDA and Other Government Regulation."

Marketing

     The Company markets its products through wholesale distributors who distribute primarily to natural food stores and through other brokers, marketers and distributors to convenience stores and independent grocery and drug stores. The Company also markets to chain grocery, drug and club stores through brokers and distributors or directly in the case of club stores. The Company has non-binding distribution agreements with distributors in North America, South America, Europe, Asia and Australia.

     The Company also manufactures and private labels certain specialty chewing gum products to retail health food chains, wholesalers and other marketers, including Schiff/Weider Nutrition, General Nutrition Centers (GNC), Hammer Corp., Jack LaLanne and Body Ammo. Under private label arrangements, the Company supplies chewing gum products (including formulas used by the Company and its customers) labeled with brand names selected by its private label customers or otherwise includes the private label customer's name on the gum product packaging. For instance, the Company's Jack LaLanne line of private label chewing gum includes the Company's Power Gum, DentaHealth, Love Gum and ChromaTrim products marketed under the Jack LaLanne label.

     In January 1996, the Company entered into a five-year agreement (the "Mayday Agreement") with Mayday, Inc. ("Mayday") pursuant to which it retained Mayday to oversee and administer the Company's sales agents, brokers and distributors in certain defined "Target Markets." Mayday's services include (i) assisting the Company in selection of sales agents and brokers, (ii) reviewing and submitting purchase orders to the Company, (iii) collecting receivables due from sales agents and brokers, (iv) submitting monthly sales reports to the Company covering the activities of the Company's sales agents and brokers and
(v) administering sales and marketing activities in the Target Markets including selection of new sales agents and brokers and enforcement of Company selling policies and procedures.

     "Target Markets" are defined in the Mayday Agreement as all markets in which the Company operates except (i) the natural food markets, (ii) private label markets, (iii) markets developed from direct response television infomercial advertising, (iv) international markets and (v) markets addressed by Bernstein Bros. Marketing Corporation, doing business as National Distributing ("National Distributing"), which generally involve sales of ChromaTrim and CitrusSlim to non-chain convenience stores, grocery stores, drugstores and other similar retail food stores.

     Under the Mayday Agreement, Mayday is entitled to receive commissions during the first year (ending December 31, 1996) equal to (i) 10% of Net Sales (defined as gross sales in the Target Markets) up to $2 million of Net Sales,
(ii) 7% of Net Sales between $2 million and $3 million, (iii) 5% of Net Sales between $3 million and $4 million and (iv) 3% of Net Sales in excess of $4 million. In subsequent years, Mayday is entitled to receive commissions equal to 3% of Net Sales up to the prior year's Net Sales and 5% of Net Sales in excess of the prior year's Net Sales.

     In January 1996, the Company entered into a two-year distribution agreement with Bernstein Bros. Marketing Corporation (doing business as National Distributing) (a company in which Richard Bernstein, an officer and director of the Company, is President, a director and a principal stockholder) pursuant to which the Company agreed to sell to National Distributing at fixed prices on a non-exclusive basis ChromaTrim and CitrusSlim chewing gum for distribution by National Distributing solely to non-chain convenience stores, grocery stores, drugstores and other similar retail food stores. There are no minimum sales requirements imposed under the agreement. The Company considers the product prices offered to National Distributing under the agreement to be fair, reasonable and consistent with product prices which would be offered to unaffiliated distributors. Sales by National Distributing of ChromaTrim chewing gum under a prior distribution agreement with the Company accounted for 42.8% and 62.4% of the Company's total sales for the years ended December 31, 1995 and 1994, respectively, and 18.7% of total sales for the six months ended June 30, 1996. A loss of National Distributing as a distributor could have a material adverse effect on the Company's operations.

     In January 1996, the Company entered into a two-year distribution agreement with Universal Merchants, Inc. ("UMI") (a company in which Richard Bernstein, an officer and director of the Company was formerly a principal stockholder) pursuant to which the Company agreed to sell to UMI at fixed prices on a non-exclusive basis ChromaTrim and CitrusSlim chewing gum for distribution by UMI solely in the United States through direct response television infomercial advertising. There are no minimum sales requirements imposed under the agreement. The Company considers the product prices offered to UMI under the agreement to be fair, reasonable and consistent with product prices which would be offered to unaffiliated distributors. Sales by UMI of ChromaTrim chewing gum under a prior distribution agreement with the Company accounted for 26.7% and 0% of the Company's total sales for the years ended December 31, 1995 and 1994, respectively, and 5.2% of total sales for the six months ended June 30, 1996.

     The Company intends to continue to expand its marketing efforts by (i) hiring additional sales personnel to obtain and manage new brokers and distributors, (ii) developing media advertising materials for use by the Company and its brokers and distributors and (iii) retaining personnel to further develop the Company's private label business and seek other forms of contract manufacturing business.

Manufacturing and Packaging

     In February 1996, the Company began manufacturing, packaging and shipping its chewing gum products from a 28,000 square foot leased manufacturing facility in Phoenix, Arizona. The manufacture of chewing gum products involves (i) the storage of bulk raw materials and "fine" raw materials (such as flavor, colors and active ingredients), (ii) production and mixing of the gum base in large stainless steel mixers, (iii) the extruding of the gum into selected sizes and shapes, (iv) coating the gum (in the case of chicklet gums) with sugar or sugarless solutions and (v) packaging the gum in stick or blister packages for shipment.

     Prior to commencing production of the chewing gum, lot numbers are recorded for all ingredients, certificates of ingredients are examined and filed, quality control tests are performed and equipment and utensils are sanitized. Additional quality control tests are conducted throughout the manufacturing process.

     The Company leases approximately $2 million of chewing gum manufacturing equipment on a six-year lease at a monthly rental of $32,300 from Textron Financial Corporation. The Company has the option to purchase the equipment at the conclusion of the lease for the lesser of the then fair market value of the equipment or 30% of the original cost of the equipment. The Company's manufacturing facility is expected by the end of 1996 to produce most of the Company's chewing gum products and provide the capacity to meet most of the Company's private label product requirements for the foreseeable future. Until that time, the Company will continue to contract for the manufacture of a small portion (currently 5%) of its chewing gum products with Ford Machine Gum Company, Inc. ("Ford"). The Company's manufacturing agreement with Ford expires in March 1997, however should Ford terminate the agreement earlier for any reason, the Company's operations would be adversely affected. See "Risk Factors
- Reliance on Manufacturer." Although certain of the Company's executive officers have experience in the manufacture of chewing gum products, the Company itself had not previously engaged in any such activities.

Competition

     The distribution and sale of chewing gum products are highly competitive and consist of three multi-billion dollar United States-based multinational companies (Wm. Wrigley Jr. Company, Warner Lambert Company and Nabisco Food Group, Inc.) which own most of the chewing gum brands, large specialty chewing gum manufacturers, such as The Topps Company ("Bazooka" brand chewing gum) and Marvel Holdings, Inc. ("Double Bubble" brand chewing gum), and small specialty chewing gum product marketers, such as the Company. See "Risk Factors - Competition."

     Competitive factors in the chewing gum industry include price, flavor and name recognition resulting from media advertising. The Company does not have the capital resources, marketing and distribution networks, manufacturing facilities, personnel, product name recognition or advertising budget to introduce chewing gum brands intended to compete with the multinational chewing gum manufacturers or the large specialty chewing gum marketers. However, the Company believes (but cannot assure) that it can develop and market specialty chewing gum products in niche markets (such as the weight loss, vitamin, premenstrual symptom or dental hygiene markets) that are considered too small for exploitation by many of the Company's competitors.

FDA and Other Government Regulation

     The Company is subject to various federal, state and local laws affecting its business. The Company's chewing gum products manufactured by it or by others for it under contract or otherwise are subject to regulation by the FDA including regulations with respect to labeling of products, approval of ingredients in products, claims made regarding the products and disclosure of product ingredients. Moreover, if the FDA concludes that any of the Company's chewing gum products are "drugs" under applicable FDA regulations or otherwise violate FDA rules or regulations, the FDA may (i) require that manufacture of such products be in accordance with FDA "good manufacturing practices" (which prescribe specific requirements and procedures for the manufacture of FDA regulated products), or (ii) restrict or remove such products from the market. The Company (i) has received one Warning Letter from the FDA relating to the Company's Buzz Gum product (see the paragraph below), (ii) believes all of its products are in compliance with all regulatory requirements, (iii) has not been advised that the FDA considers any of its products to be "drugs", and (iv) has not submitted any information or applications for approval to the FDA, other than the label revisions for Buzz Gum described in the paragraph below. If the Company commences marketing OTC chewing gum products, such products will be subject to marketing permission and ongoing regulation by the FDA including (i) requirements that the Company comply with certain FDA manufacturing standards and practices, (ii) conformity with FDA labeling requirements including dosage information and (iii) the ability to determine the origin of all chewing gum ingredients included in the manufacturing process.

     Advertising claims made by the Company with respect to its products are subject to the jurisdiction of the FTC as well as the FDA. In both cases the Company is required to obtain scientific data to support any advertising or labeling health claims it makes concerning its products, although no preclearance or filing is required to be made with either agency.

     On April 1, 1994 the Company received a Warning Letter from the FDA indicating that the Company's Buzz Gum chewing gum products were mislabeled. In June 1994 the Company revised its labeling and so notified the FDA. No further action was taken by the FDA.

     The Company's chewing gum manufacturing facility is subject to regulation by various governmental agencies, including state and local licensing, zoning, land use, construction and environmental regulations and various health, sanitation, safety and fire codes and standards. Suspension of certain licenses or approvals, due to failure to comply with applicable regulations or otherwise, could interrupt the Company's manufacturing operations. If the Company commences marketing OTC chewing gum products, its manufacturing facility will also be subject to inspection and regulation by the FDA.

     The Company is subject to federal and state laws establishing minimum wages and regulating overtime and working conditions. Since many of the Company's personnel are paid at rates based on the federal minimum wage, an increase in such minimum wage will result in an increase in the Company's labor costs.

Trademarks, Trade Names and Proprietary Rights

     The Company has obtained trademark protection from the United States Patent Office ("USPO") for its "ChromaTrim" and "Buzz Gum" brands and has applied for trademark protection for its "Repose", "DentaHealth", "Vita A-C-E" and "CitrusSlim" brands. There can be no assurance that the Company would be able to successfully defend its trademarks or trade names against claims from or use by competitors or that current or future trademark or trade name applications will be approved by the USPO.

     The Company considers some of its chewing gum formulations and processes to be proprietary in nature and relies upon a combination of non-disclosure agreements, other contractual restrictions and trade secrecy laws to protect such proprietary information. There can be no assurance that these steps will be adequate to prevent misappropriation of the Company's proprietary information or that the Company's competitors will not independently develop chewing gum formulations and processes that are substantially equivalent or superior to the Company's.

Properties

     The Company leases 3,345 square feet for its executive of ices at 4205 North 7th Avenue, Phoenix, Arizona 85013 on a three-year lease expiring December 31, 1998 for an average rental of approximately $2,900 per month. The Company also leases an approximately 28,000 square foot building for its chewing gum manufacturing facilities at 246 East Watkins, Phoenix, Arizona 85004 on a ten-year lease (with two three-year renewal options) expiring December 2005 at a monthly rental of approximately $11,000.

Employees

     As of September 30, 1996, the Company employed 41 individuals including its six executive officers, 28 manufacturing and warehouse personnel and seven administrative personnel.

Litigation

     There is no material litigation pending or threatened against the Company except a threat of litigation involving an individual who claims he was entitled to receive options to purchase 20,000 shares of the Company's Common Stock and other remuneration in consideration of becoming a director and employee of the Company. The Company denies that the individual ever became a director or employee of the Company and does not believe he is entitled to stock options or other compensation for any reason. The Company intends to vigorously defend any action brought against it by the individual.

                                   MANAGEMENT

Officers and Directors

     The name, age and position of each of the Company's executive officers and directors are set forth below:

      Name                  Age                     Position
      ----                  ---                     --------
Richard Ratcliff(2)          61        Chairman of the Board of Directors and
                                       Senior Vice President
Gerald N. Kern               58        Chief Executive Officer, President and
                                       Director
John E. Epert(1)(2)          55        Vice Chairman of the Board of Directors
                                       and Executive Vice President
Gary S. Kehoe                38        Chief Operating Officer and Director
Richard Bernstein            36        Vice President of Sales and Director
Jeffrey L. Bouchy            31        Secretary, Treasurer and Chief Financial
                                       Officer
William G. Meris(1)(2)       30        Director
Gregory W. Gossett           28        Director
Woodrow C. Monte (1)         52        Director


----------
(1)  Member of the Audit Committee.
(2)  Member of the Stock Option Plan/Compensation Committee.

     Directors hold office for a period of one year from their election at the annual meeting of stockholders or until their successors are duly elected and qualified. Officers of the Company are elected by, and serve at the discretion of, the Board of Directors. The Company's executive officers were all leased employees from the commencement of their employment with the Company through December 31, 1995, when the Company's employee leasing agreement was cancelled by it. In August 1996 and May 1996, respectively, Messrs. Earl K. Manhold III and Robert H. Wood resigned as directors and in August 1996, Mr. Meris was elected a director. In August 1996, (i) Mr. Ratcliff resigned as the Company's Chief Executive Officer and was appointed its Chairman and Senior Vice President, (ii) Mr. Epert resigned as President of the Company and was appointed its Vice Chairman and Executive Vice President and (iii) Gerald N. Kern was appointed Chief Executive Officer, President and a director.

Background

     The following is a summary of the business experience, for at least the last five years, of each executive officer and director of the Company:

     Richard  Ratcliff  became  Chief  Executive  Officer  and a director of the
Company in March 1995. Mr. Ratcliff was the co-founder with Mr. Epert and an executive officer of Food For Health Co., Inc., a health food distributor, from 1971 until he sold the company with Mr. Epert in 1991. From 1991 until he became Chief Executive Officer of the Company in March 1995, he was a passive investor for his own account. Since 1991, he has also been President of Niche, Inc., a privately-held company through which he provides consulting services on matters relating to the natural food industry. Mr. Ratcliff is also (i) a director of First Community Financial Corp., an asset-based lender, (ii) a salaried officer, director and principal stockholder of Meris Financial, Inc., a privately-held investment firm, and (iii) was formerly a director of Interhealth Nutritionals, Inc., a privately-held producer of health food ingredients, including an ingredient used by the Company in one of its chewing gum products. See "Certain Transactions." None of Mr. Ratcliff's other positions requires any of his time during normal business hours and, accordingly, he devotes substantially all of his time to the affairs of the Company. Mr. Ratcliff resigned as the Company's Chief Executive Officer in August 1996 and is currently Chairman of the Board of Directors and Senior Vice President of the Company.

     Gerald N. Kern became the Company's Chief Executive Officer, President and a director in August 1996. From 1983 to 1994, he was President and Chief Operating Officer of Meditech Pharmaceuticals, Inc., a manufacturer of proprietary drugs. From August 1994 until August 1996, he was President of Aura Interactive, a manufacturer of interactive consumer products. Prior to serving at Meditech, Mr. Kern was the Executive Vice President and Chief Operating Officer of Max Factor, one of the world's largest cosmetics companies, from 1977 to 1980. Mr. Kern was a division President and corporate Vice President for International Playtex from 1967 to 1977.

     John E. Epert became a director of the Company in April 1995, its Chairman in August 1995 and its President in January 1996. He was the co-founder with Mr. Ratcliff and President of Food For Health Co., Inc., a health food distributor, from 1971 until he sold the Company with Mr. Ratcliff in 1991. From 1991 until he became the Company's Chairman in August 1995, he acted as a passive investor for his own account. He is a director of Unitech Industries, Inc., a publicly-held cellular phone accessory manufacturer, and First Community Financial Corp., an asset based lender. Mr. Epert resigned as the Company's
President in August 1996 and is currently Vice Chairman and Executive Vice President of the Company.

     Gary S. Kehoe was employed by LifeSavers Company, a division of Nabisco Food Group, Inc., in various capacities from 1976 until he joined the Company in June 1995 as its Chief Operating Officer and a director. As a Senior Food Technologist for LifeSavers, Inc., Mr. Kehoe developed six bubble gum flavors and was listed as an inventor or co-inventor on 12 U.S. chewing gum patents filed by Lifesavers, Inc.

     Richard Bernstein joined the Company in January 1996 as its Vice President of Sales. Since 1991, he has also been President, a director and principal stockholder of Bernstein Bros. Marketing Corporation (doing business as National Distributing). Mr. Bernstein is not required to spend any time during normal business hours as an officer and director of National Distributing and, accordingly, he devotes substantially all of his time to the affairs of the Company. National Distributing markets retail consumer products including the Company's ChromaTrim and CitrusSlim chewing gum products. See "Business - Marketing" and "Certain Transactions." Mr. Bernstein graduated from the University of Southern California in 1981 with a Bachelor of Science degree and became a director of the Company in April 1995.

     Jeffrey L. Bouchy earned his Bachelor of Science degree in Accounting from Arizona State University in 1989 and his Master of Science degree in Sports Management from West Virginia University in 1992. From 1992 to 1993, he was assistant to the Director of Finance at the Charlotte Coliseum, a sports and events facility in Charlotte, North Carolina. From 1993 until 1994, he was President of Southwest Food Services, Inc., a privately-held fast food franchise based in Phoenix, Arizona. From 1994 until he joined the Company in May 1995 as its Chief Financial Officer, he was a production manager at Fun Tees, Inc., a privately-held apparel manufacturer. Brett Bouchy, a former principal stockholder of the Company, is Jeffrey L. Bouchy's brother.

     William G. Meris was employed by Prudential Securities, Inc. from 1987 until 1994, first as an intern in the Corporate Finance Department, and then as a retail stockbroker from 1989 until April 1994. Subsequently, he was employed as a retail stockbroker by Franklin-Lord, Inc. from May 1994 to August 1994. From October 1994 until March 1995, Mr. Meris was a co-owner of Cyberia, Inc., a virtual reality entertainment firm. From January 1995 until June 1995, he was also a co-manager of Meris Financial, Inc., a private investment and consulting company. Since June 1995, Mr. Meris has been President of WGM Corporation, which acts as the General Partner of The Monolith Fund, a private investment limited partnership. He is also a director of Interhealth Nutritionals, Inc. He earned a Bachelor of Science degree in Business Administration from Arizona State University.

     Gregory W. Gossett founded the Company in 1991 and was its President until March 1995. Since March 1995, Mr. Gossett has acted as a marketing consultant to the Company assisting the Company in developing and securing private label and health food customers. He is paid, without a written contract, the sum of $2,000 per month for these consulting services, which services may be cancelled by either party at any time without prior notice. From 1988 to 1990, Mr. Gossett attended the University of Utah, emphasizing marketing courses. He also acts as a self-employed real estate investor and consultant.

     Woodrow C. Monte holds Master of Science and Ph.D. degrees in Food Science and Nutrition from Colorado State University. Since 1981, he has been Director of the Food Science and Nutrition Laboratories at Arizona State University. He joined the Company as a director in April 1995.

Significant Employee

     Richard A. Sigtermans was Manager of Quality Control and Information Systems for the Company from October 1995 until his promotion to Production Manager in September 1996. In such capacity, Mr. Sigtermans is responsible for chewing gum production and also administers the Company's management information and quality assurance departments. From 1991 to 1993, he was employed by Lifesavers Company, a division of Nabisco Food Group, Inc., in its new product development group. From 1993 until he joined the Company in October 1995, he was employed by Compac Corporation, a division of TriMas Corporation, first as its Quality Project Coordinator and then as its Computer Operations Supervisor. Mr. Sigtermans graduated from GMI Engineering & Management Institute with a Bachelor of Science degree in 1991.

Executive Compensation

     None of the Company's executive officers or directors currently receive compensation in excess of $100,000 per year except Mr. Kern, the Company's Chief Executive Officer who receives a salary of $150,000 per year, together with the bonus and other consideration described below.

     In March 1995, the Company entered into an employment agreement (the "Employment Agreement") employing Mr. Ratcliff as the Company's Chief Executive Officer through December 31, 1996, based upon a salary of $5,000 per month together with a bonus equal to 7.5% of the Company's annual net operating income in excess of $400,000. In March 1996, Mr. Ratcliff waived (i) his right to earn a 7.5% bonus based upon the Company's annual net operating income and (ii) his right to terminate the Employment Agreement and receive a $250,000 severance payment from the Company if the Company did not file a Registration Statement on Form SB-2 for an initial public offering by December 1995. The Employment Agreement provided for the issuance to Mr. Ratcliff of stock options to purchase up to 520,000 shares of Common Stock at $1.50 per share at any time until March 24, 1998 and the extension of a $100,000 loan to Mr. Ratcliff bearing interest at 8% per annum due December 31, 1996. The purpose of the loan was to supplement Mr. Ratcliff's first year salary of $60,000 which the Company and Mr. Ratcliff considered low for the position of Chief Executive Officer of the Company. For a description of Mr. Ratcliff's (and other employees') stock options, see "- 1995 Stock Option Plan." In August 1996, Mr. Ratcliff resigned as the Company's Chief Executive Officer, voluntarily terminated his employment agreement and was appointed the Company's Senior Vice President for which he currently receives a salary of $2,000 per month pursuant to an August 1996 employment agreement which also extended the due date of Mr. Ratcliff's loan from the Company to December 31, 1997.

     On June 1, 1995, the Company entered into employment agreements with Messrs. Manhold, Kehoe and Bouchy which provided for annual salaries and stock options as follows.

 Name of Executive             Officer Annual Salary        Stock Options (1)
 -----------------             ---------------------        -----------------
 Earl K. Manhold, III (2)              $86,000                    60,000
 Gary S. Kehoe (3)                     $70,000                    50,000
 Jeffrey L. Bouchy (4)                 $38,000                    20,000

----------

(1) All stock options are exercisable at $2.00 per share until June 1, 1998. In January 1996, Mr. Manhold exercised his 60,000 stock options.

(2) Does not include an aggregate of $8,185 paid to Mr. Manhold for living expenses incurred between June 1995 and September 1995.
(3) Gary S. Kehoe's employment agreement terminates on December 31, 2000, and provides for annual salaries in the second through fifth year of employment in the amounts of $80,000, $88,000, $96,800 and $106,500, respectively. Mr.
     Kehoe is also entitled to receive bonuses of (i) $10,000 upon completion of the Company's manufacturing facility, (ii) $10,000 at such time as newly introduced chewing gum product reaches $250,000 in gross sales during any consecutive 360 day period, (iii) $100,000 at such time as any chewing gum product reaches $5,000,000 in gross sales during any consecutive 360 day period and (iv) an additional $100,000 at such time as any chewing gum product reaches $10,000,000 in gross sales during any consecutive 360 day period. Bonuses will be paid each year gross sales reach the targeted levels. In 1995 and 1996, Mr. Kehoe received a total of $83,000 for certain
     relocation   expenses.
(4) Jeffrey L. Bouchy's employment agreement terminates on December 31, 1996. In August 1996, his salary was increased to $60,000 annually.

     In January 1996, Mr. Manhold resigned as President and entered into a severance agreement with the Company pursuant to which the Company agreed to pay Mr. Manhold his full salary for a period of three months and 50% of his salary for the following nine months, (a total severance payment of $53,750) after which time the Company would not be responsible for any further payments under Mr. Manhold's employment agreement. At the same time, Mr. Epert was appointed President of the Company pursuant to a one-year employment contract under which the Company agreed to pay him an annual salary of $43,000 through December 31, 1996. The Company also advanced a loan to Mr. Epert in the amount of $150,000 bearing interest at 8% per annum, due January 29, 1998 to supplement Mr. Epert's first year salary of $43,000 which the Company and Mr. Epert considered low for the position of President of the Company. In August 1996, Mr. Epert resigned as President of the Company, voluntarily terminated his employment agreement and was appointed the Company's Executive Vice President for which he currently receives a salary of $2,000 per month pursuant to an August 1996 employment agreement.

     In January 1996, the Company entered into an employment agreement with Mr. Bernstein through December 31, 2000 which may be extended until December 31, 2005 at Mr. Bernstein's option if the Company's Net Sales (as hereinafter defined) for the calendar year ending December 31, 2000 exceed $50 million. Under the employment agreement, Mr. Bernstein is to receive a base salary of $100,000 with subsequent annual base salaries equal to 2% of the Company's prior year's Net Sales but in no event may such annual base salary exceed $500,000. "Net Sales" are defined as gross sales from the sale of all products in the "Target Markets," which in turn are defined as all markets except (i) the natural food markets, (ii) private label markets or (iii) markets developed from direct response television infomercial advertising. In addition, Mr. Bernstein is entitled to an annual bonus equal to (i) 5% of the first $5 million of Net Sales in excess of the prior year's Net Sales, (ii) 4% of the next $5 million of Net Sales in excess of the prior year's Net Sales, (iii) 3% of the next $5 million of Net Sales in excess of the prior year's Net Sales and (iv) 2% of all Net Sales in excess of $20 million of Net Sales in the prior year.

     On August 21, 1996, the Company entered into an employment agreement with Mr. Kern through December 31, 1997 extendable at the Company's option for an additional one year. Under the employment agreement, Mr. Kern receives a salary of $150,000 per year, was granted an option to purchase 50,000 shares of the Company's Common Stock at $6.00 per share under the 1995 Stock Option Plan and was advanced a loan of $66,000 from the Company. Mr. Kern will also receive a $25,000 bonus on January 15, 1997 if the Company reports pretax net income for the fourth quarter of 1996, 5% of the Company's net income for the year ending December 31, 1997 and 5% of the Company's net income for the year ending December 31, 1998, if his employment is extended for the 1998 calendar year.

     The following table discloses certain compensation paid to the Company's executive officers for the years ended December 31, 1993, 1994 and 1995.

                                            Summary Compensation Table

                                                                           Long Term Compensation
                               Annual Compensation                         Awards          Payouts
                               -------------------                         -----------------------
    (a)          (b)          (c)             (d)             (e)            (f)            (g)            (h)             (i)
Name
and
Prin-                                                        Other                                                        All
cipal                                                       Annual       Restricted                                      Other
Posi-                                                       Compen-         Stock        Options/         LTIP          Compen-
tion            Year       Salary($)       Bonus($)        sation($)     Award(s)($)      SARS(#)      Payouts($)      sation($)
----            ----       ---------       --------        ---------     -----------      -------      ----------      ---------

Gregory W.      1993        28,500             0               0              0              0              0              0
Gossett,        1994        26,460             0               0              0              0              0              0
President       1995           0               0           31,000(2)          0              0              0              0

Richard
Ratcliff,
Chief
Executive
Officer         1995        27,500             0               0              0         520,000(1)          0              0

----------

(1) Represents options to purchase up to 520,000 shares at $1.50 per share until March 1998.

(2)  Represents consulting fees paid by the Company.

Option Grants in Last Year and Stock Option Grant

     The following table provides information on option grants during the year ended December 31, 1995 to the named executive officer:

                                                         % of Total
                                                       Options Granted
                                     Options            to Employees           Exercise             Expiration
       Name                        Granted (1)           in the Year              Price                Date
       ----                        -----------           -----------              -----            ------------

Richard Ratcliff                     520,000                69.3%                 $1.50            March 25, 1998

----------
(1)  See footnote (1) to the Summary Compensation Table.

Aggregate Option Exercise in Last Year and Year-End Option Values

     The following table provides information on the value of the named executive officer's unexercised options at December 31, 1995. No shares of Common Stock were acquired upon exercise of options during the year ended December 31, 1995.

                                   Value of Unexercised
                                   Number of Unexercised                    In-The-Money Options
                                  Options at Year End (1)                      at Year End (1)
                                  -----------------------                      ---------------

       Name                Exercisable          Unexercisable       Exercisable          Unexercisable
       ----                -----------          -------------       -----------          -------------

Richard Ratcliff             520,000                  0             $2,340,000                 0

----------
(1) The Common Stock price is based upon the $6.00 per share price of the Common Stock in the Offering.

     The Company's nonsalaried directors receive reimbursement for out-of-pocket expenses incurred in attending Board of Directors' meetings and have been granted stock options under the Company's 1995 Stock Option Plan. See "- Executive Compensation" and "- 1995 Stock Option Plan."

1995 Stock Option Plan

     In March 1995, the Company adopted a stock option plan (the "Plan") which provides for the grant of options intended to qualify as "incentive stock options" and "nonqualified stock options" within the meaning of Section 422 of the United States Internal Revenue Code of 1986 (the "Code"). Incentive stock options are issuable only to eligible officers, directors, key employees and consultants of the Company.

     The Plan is administered by the Compensation Committee of the Board of Directors which is comprised of nonemployee directors. At December 31, 1995, the Company had reserved 1,500,000 shares of Common Stock for issuance under the Plan. Under the Plan, the Board of Directors determines which individuals shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of Common Stock that may be purchased under each option and the option price.

     The per share exercise price of the Common Stock may not be less than the fair market value of the Common Stock on the date the option is granted. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option, more than 10% of the total combined voting power of all classes of stock of the Company is eligible to receive incentive stock options under the Plan unless the option price is at least 110% of the fair market value of the Common Stock subject to the option on the date of grant.

     No options may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the option may only be exercisable by the optionee. Options may be exercised only during the time the option holder is an employee of the Company or within 90 days of termination of such employment if a Registration Statement on Form S-8 ("S-8") covering the underlying shares was effective as of the date of termination of employment. If an S-8 covering the underlying shares was not effective on the date of termination, then the employee has one year following termination to exercise the options. If an employee is terminated for cause, any unexercised options will be cancelled as of the date of such termination. Options under the Plan must be granted within three years from the effective date of the Plan and the exercise date of an option cannot be later than three years from the date of grant. Any options that expire unexercised or that terminate upon an optionee's ceasing to be employed by the Company become available once again for issuance. Shares issued upon exercise of an option will rank equally with other shares then outstanding.

     As of the date of this Prospectus, 760,000 currently unexercised options have been granted under the Plan to officers, directors, employees and consultants including 720,000 currently unexercised options granted to executive officers and directors. The per share exercise prices represented the fair market value of the Company's Common Stock at the date such options were granted, based on prior sales of the Company's Common Stock. The table below sets forth the total number of options issued to each executive officer and director of the Company and the exercise price. Messrs. Manhold's, Kehoe's and Bouchy's options are exercisable until June 1, 1998. All other options are exercisable at various times through October 1998. No options have been exercised except 60,000 options exercised by Mr. Manhold at $2.00 per share and 20,000 options exercised by Mr. Ratcliff at $1.50 per share.

                                      Total Number of
  Name of Executive                   Options Issued           Exercise Price
  -----------------                   --------------           --------------
John E. Epert                             20,000                    $1.80
Richard Ratcliff                         500,000                     1.50
Gary S. Kehoe                             50,000                     2.00
Jeffrey L. Bouchy                         40,000                     2.00
Woodrow C. Monte                          20,000                     1.80
Robert H. Wood                            20,000                     2.00
William G. Meris                          20,000                    6.125
Gerald N. Kern                            50,000                     6.00
                                         -------
TOTAL                                    720,000

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information concerning the holdings of Common Stock (without giving effect to any shares issuable upon exercise of the Public Warrants or the Prior Representative's Unit Warrants) by each person who, as of the date of this Prospectus, holds of record or is known by the Company to hold beneficially or of record, more than 5% of the Company's Common Stock, by each director, and by all directors and executive officers as a group. All shares are owned beneficially and of record. The address of all persons (unless otherwise noted in the footnotes below) is in care of the Company at 4205 North 7th Avenue, Phoenix, Arizona 85013.

                                           Amount of             Percent of
Name                                       Ownership                Class
----                                       ---------                -----
John E. Epert(1)                              128,000                2.6
Gerald N. Kern(2)                              50,000                1.0
Richard Ratcliff(3)                           520,000                9.6
Gary S. Kehoe(4)                              190,000                3.8
Jeffrey L. Bouchy(5)                           40,000                 .8
Gregory W. Gossett                            265,000                5.4
William G. Meris(6)                            20,000                 .4
Woodrow C. Monte(7)                            20,000                 .4
Richard Bernstein(8)                          108,000                2.2
Riverlux Trust REG(9)                         645,265               13.2
Karl B. Berger(10)                            450,000                8.9
Bruce Jorgenson(11)                           250,000                5.1
All officers and directors as
a group (9 persons)
(1)(2)(3)(4)(5)(6)(7)(8)                    1,341,000               23.2

----------
(1) Includes options to purchase 20,000 shares of Common Stock at $1.80 per share until April 1998.
(2) Includes options to purchase 50,000 shares at $6.00 per share until August 1999. Does not include an option to purchase 50,000 shares from Mr. Ratcliff at $6.00 per share. See "Certain Transactions."
(3) Includes options to purchase up to 500,000 shares at $1.50 per share until March 1998. Does not include an option held by Mr. Kern to purchase 50,000 shares from Mr. Ratcliff at $6.00 per share. See "Certain Transactions."
(4) Includes warrants to purchase 100,000 shares at $2.00 per share in perpetuity and options to purchase 50,000 shares at $2.00 per share until June 1998.
(5) Represents options to purchase 20,000 shares at $2.00 per share until June 1998 and 20,000 shares at $2.00 per share until October 1998.
(6) Represents options to purchase 20,000 shares at $6.125 per share until August 1999.
(7) Represents options to purchase 20,000 shares at $1.80 per share until April 1998.
(8) Represents options to purchase 108,000 shares at $1.80 per share until April 1998.

(9) Riverlux Trust REG, whose address is Baahofstrasse 23, CH 6301, Zug, Switzerland, is a Liechtenstein company wholly owned and controlled by Willy P. Verhaegen, Hans P. Bruellman and Doris Moeckli.
(10) Includes warrants to purchase 150,000 shares at $2.00 per share exercisable in perpetuity. Mr. Berger's address is 97 Patterson Road, Joliet, Illinois 60434.
(11) Dr. Jorgenson's address is 1580 Antelope Drive, #100, Layton, Utah 84041.


                              SELLING STOCKHOLDERS

     In this Prospectus, the Company is registering (at its expense) 2,874,715 shares of Common Stock which may be sold from time to time in open market transactions at prevailing market prices less customary selling commissions by the Selling Stockholders whose names are listed in the table below. The Selling Stockholders may use the Prospectus from time to time to offer the shares for sale in transactions in which the Selling Stockholders may be deemed to be "underwriters" within the meaning of the 1933 Act. The Selling Stockholders acquired the shares in private placements of the Company's Common Stock in November 1994 (for $.48 per share), in February 1995 (for $1.53 per share) and in May 1995 (for $1.80 per share). Certain information concerning the stockholdings of the Selling Stockholders is set forth below.

                                                                                        Percentage
                                                                                         of Shares
                                Number of                              Number of        Outstanding
                                 Shares             Number of        Shares to be       to be Owned
                               Owned Prior       Shares Offered       Owned After          After
     Name                      to Offering          For Sale           Offering          Offering
     ----                      -----------          --------           --------          --------

Craig Babcock                     40,000              40,000                 0                0
1904 Midwest Club
Oak Brook, IL 60521

Dr. Clyde Balch and
  Ann C. Balch                    20,000              20,000                 0                0
645 Gallein Drive
Naples, FL 33940

Smith Barney Custodian For
H. Thomas Fehn                     6,900               6,900                 0                0
11755 Wilshire Blvd.
15th Floor
Los Angeles, CA 90025



                                                        38

                                                                                         Percentage
                                                                                          of Shares
                                 Number of                              Number of        Outstanding
                                  Shares             Number of        Shares to be       to be Owned
                                Owned Prior       Shares Offered       Owned After          After
     Name                       to Offering          For Sale           Offering          Offering
     ----                       -----------          --------           --------          --------

Daniel J. Beaumont and
  Gary Oswald                      15,000              15,000                 0                0
150 Northgate Road
Riverside, IL 60546

Karl H. Berger                    300,000             300,000                 0                0
P.O. Box 627
Joliet, IL 60434

W. D. Boone                        32,780              32,780                 0                0
4639 E. Gelding Drive
Phoenix, AZ 85032

John E. Brayton and
  Lynn M. Brayton                  39,340              39,340                 0                0
835 Margaret Street
Des Plaines, IL 60016

Betty Buckley                       3,000               3,000                 0                0
4205 North 7th Avenue
Phoenix, AZ 85013

Lynn Crabtree                      10,000              10,000                 0                0
3023 Timberline Drive
Fort Madison, IA 52627

Terry D'Arcy                       24,450              24,450                 0                0
1520 W. Jefferson Street
Joliet, IL 60435

Lawrence Davis and
  Cynthia J. Davis                 18,000              18,000                 0                0
1672 Lawrence Court
Wichita, KS 67206



                                                        39



                                                                                            Percentage
                                                                                              of Shares
                                     Number of                              Number of        Outstanding
                                      Shares             Number of        Shares to be       to be Owned
                                    Owned Prior       Shares Offered       Owned After          After
       Name                         to Offering          For Sale           Offering          Offering
       ----                         -----------          --------           --------          --------


Epert Charitable Remainder
  Unit Trust (1)                        8,160               8,160                 0                0
215 W. Mouthview
Phoenix, AZ 85201

John Epert  (1)                        15,000              15,000                 0                0
1219 ME Glendale, Ste. 25
Phoenix, AZ 85020

Peter Farrelly and
  Robert L. Farrelly                   14,000              14,000                 0                0
837 5th Street, Apt. A
Santa Monica, CA 90403

Financial Freedom Fund                 30,000              30,000                 0                0
c/o Brown Russell
519 North James St.
Flagstaff, AZ 86001

Henry G. Funk                          32,780              32,780                 0                0
42 Briargate
Aurora, IL 60506

Gregory Gossett                       208,000             208,000                 0                0
1565 E. 775 South #11
Ogden, UT 84404

Ronald D. Hallstrom                     4,000               4,000                 0                0
3408 27th Avenue
Moline, IL 61265

Virginia Hellman                       22,000              22,000                 0                0
321 North Brighton
Burbank, CA 91506



                                                40



                                                                                              Percentage
                                                                                               of Shares
                                      Number of                              Number of        Outstanding
                                       Shares             Number of        Shares to be       to be Owned
                                     Owned Prior       Shares Offered       Owned After          After
       Name                          to Offering          For Sale           Offering          Offering
       ----                          -----------          --------           --------          --------


Irmgard Drilling &
  Theodore Drilling JTTEN               14,000              14,000                 0                0
4901 Galway Drive
Dublin, OH 43017

Paul Janssens                          120,000             120,000                 0                0
840 South Collier Blvd., #1701
Marco Island, FL 33937

John Epert Family Trust (1)             10,000              10,000                 0                0
215 W. Northview
Phoenix, AZ 86258

Bruce Jorgenson                        130,000             130,000                 0                0
1580 West Antelope Drive
Layton, UT 84041

Gary Kehoe (1)                          40,000              40,000                 0                0
4205 North 7th Avenue
Phoenix, AZ 85013

Bradley Kelly                              166                 166                 0                0
1524 Mount Road
Ogden, Ut 84404

Geraldine Kelly                          2,000               2,000                 0                0
1524 Mount Road
Ogden, UT 84404

Jason S. Kelly                             834                 834                 0                0
1524 Mount Road
Ogden, UT 84404

George Knostman                         14,000              14,000                 0                0
801 W. Fairground Avenue
Hillsboro, IL 62049

Michael Lang                            46,780              46,780                 0                0
32 Forest Lane
South Barrington, IL 60010



                                                 41


                                                                                            Percentage
                                                                                             of Shares
                                    Number of                              Number of        Outstanding
                                     Shares             Number of        Shares to be       to be Owned
                                   Owned Prior       Shares Offered       Owned After          After
       Name                        to Offering          For Sale           Offering          Offering
       ----                        -----------          --------           --------          --------

Gaylon Naifeh                         20,000              20,000                 0                0
2619 Madison Avenue
Burlington, IA 52601

Michael Nordstrom                     11,900              11,900                 0                0
18335 Lamplighter Court
Brookfield, WI 53045

Martin Oliveira and
  Laurie Oliveira                      1,400               1,400                 0                0
44 Hamilton Court
Danville, CA 94526

Kendall Oltrooge                      32,780              32,780                 0                0
6416 North 31st
Phoenix, AZ 85016

J. Kley Partners                      30,000              30,000                 0                0
Edward D. Johnson, Jr.
324 N. Wilmette Avenue
Westmont, IL 60559

Traxlein Partners                     15,000              15,000                 0                0
William A. Traxel
5348 Gettysberg
Rockford, IL 61111

Edward Penry                           5,500               5,500                 0                0
529 Walden Drive
Palatine, IL 60062

Fehn & Sherwin SLB
  Flex Prototype                       6,900               6,900                 0                0
11755 Wilshire Blvd.
15th Floor
Los Angeles, CA 90025

                                               42


                                                                                            Percentage
                                                                                             of Shares
                                     Number of                              Number of        Outstanding
                                      Shares             Number of        Shares to be       to be Owned
                                    Owned Prior       Shares Offered       Owned After          After
       Name                         to Offering          For Sale           Offering          Offering
       ----                         -----------          --------           --------          --------

Gary Richter/Richter Supply Inc.       20,000              20,000                 0                0
401 K Profit Sharing Plan
1231 Channahon Road
Joliet, IL 60436

Riverlux Trust REG (2)                645,265             645,265                 0                0
Bachofstrasse 23, CH 6301,
Zug, Switzerland

Sylvia Robinson                         2,800               2,800                 0                0
6528 W. Bloomfield
Glendale, AZ 85304

Gary Rudy IRA                          28,000              28,000                 0                0
1004 Lacross Street
Lacross, WI 54601

Wallace B. Ruminson &
  Patti Ruminson JTEN                  56,000              56,000                 0                0
444 W. Putnam
Porterville, CA 93257

Robert Salomon                         20,000              20,000                 0                0
3875 Woodside Road
Woodside, CA 94062

Steve Scharman                         10,000              10,000                 0                0
4665 Signe Lane
Ogden, UT 84403

Lawrence R. Schroeder                  14,000              14,000                 0                0
35 Surrey Lane West
Barrington Hills, IL 60010

John D. Scott and
  Jane Scott                           14,000              14,000                 0                0
30 Jackson Street
Sullivan, MO 63080

                                                        43


                                                                                          Percentage
                                                                                           of Shares
                                  Number of                              Number of        Outstanding
                                   Shares             Number of        Shares to be       to be Owned
                                 Owned Prior       Shares Offered       Owned After          After
       Name                      to Offering          For Sale           Offering          Offering
       ----                      -----------          --------           --------          --------

Stewart Shanahan                     3,000               3,000                 0                0
4335 W. Sunnyside Avenue
Glendale, AZ 85304

Thomas Shuda                        32,780              32,780                 0                0
914 Buffalo Wilson Road
Colville, WA 99114

Alice J. Slanec
  POD Alice J. Slanec
Trustee Alice J. Slanec             10,000              10,000                 0                0
21148 N. 18th Street
Barrington, IL 60010

Douglas A. Smith                    16,000              16,000                 0                0
604 Mesa Court
Waukesha, WI 53188

Melissa J. Smith                     5,000               5,000                 0                0
47608 E. Bernell Drive
Phoenix, AZ 85020

Floyd Stalker                        1,000               1,000                 0                0
4205 North 7th Avenue
Phoenix, AZ 85013

John Stummer                        10,500              10,500                 0                0
3739 W. Irving Park Road
Chicago, IL 60618

James Swanson and
  Abby Swanson                      56,000              56,000                 0                0
809 Zaininger Avenue
Naperville, IL 60563

Kenneth W. Swarts                   39,340              39,340                 0                0
3000 Bonacum Drive
Lincoln, NE 68502

                                             44


                                                                                          Percentage
                                                                                           of Shares
                                  Number of                              Number of        Outstanding
                                   Shares             Number of        Shares to be       to be Owned
                                 Owned Prior       Shares Offered       Owned After          After
       Name                      to Offering          For Sale           Offering          Offering
       ----                      -----------          --------           --------          --------

Templar Corporation                 65,000              65,000                 0                0
310 Madison Avenue
New York, NY 10017

Karen Tierney and
  James Vawter                      14,000              14,000                 0                0
21428 Riverview Court
Salines, CA 93908

Josephine Tinimbang                 14,400              14,400                 0                0
4851 W. Greenleaf
Lincoln Wood, IL 60646

Willie Verhaegen                   100,000             100,000                 0                0
MECHSLSBSTEENWBG 148
B 2520 Edegem
Antwerpen
Belgium

David H. Welch                       8,230               8,230                 0                0
5917 N. Isabel
Peoria, IL 61614

John Whalen                          4,000               4,000                 0                0
2431 Alamo Glen Drive
Danville, CA 94526

Robert Wood                         29,000              29,000                 0                0
GNT Industries
3413 Eastern Avenue S.E.
Grand Rapids, MI 49508

Scott Wooley                         6,000               6,000                 0                0
995 West Glenn
Elk Grove Village, IL 60007


                                             45


                                                                                          Percentage
                                                                                           of Shares
                                  Number of                              Number of        Outstanding
                                   Shares             Number of        Shares to be       to be Owned
                                 Owned Prior       Shares Offered       Owned After          After
       Name                      to Offering          For Sale           Offering          Offering
       ----                      -----------          --------           --------          --------

Robert W. Wyatt                    32,780              32,780                 0                0
9595 Distribution Avenue
San Diego, CA 92121

George A. York                     28,000              28,000                 0                0
8020 North 13th Street
Pheonix, AZ 85020

John J. You                        30,000              30,000                 0                0
5550 N. Kenmore
Chicago, IL 60640


--------------------
(1)  Messers. Epert and Kehoe are officers and directors of the Company.

(2)  Riverlux Trust REG is a principal stockholder of the Company.

                              CERTAIN TRANSACTIONS

     The Company was incorporated on February 4, 1991. Between the date of incorporation and November 1994, the Company issued an aggregate of 2,500,000 shares of its Common Stock to officers, directors and business associates for an aggregate of $29,000, or $.012 per share.

     In November 1994, Gregory W. Gossett, the Company's founder, President and majority stockholder, sold 1,550,000 shares of his Common Stock in the Company to Dale Holdings, LDC ("Dale") for $750,000, or $.48 per share. On the same date, the Company sold an additional 516,740 shares to Dale for $250,000, or $.48 per share. Accordingly, as of November 1994, Dale was the majority stockholder of the Company, owning an aggregate of 2,066,740 shares, or 68.5% of the Company's then outstanding Common Stock. At that time (and until December
1995) Dale was owned 51% by Riverlux Trust REG, a Liechtenstein company, and 49% by Brett Bouchy. In January 1995 Dale purchased 24,850 shares from Miguel Paloma, a nonaffiliated stockholder of the Company.

     In February 1995, Dale sold an aggregate of 367,150 shares of Common Stock of the Company held by it to a group of investors for $560,000, or $1.53 per share. After paying commissions of $56,000, Dale loaned the remaining $504,000 to the Company, evidenced by a promissory note bearing interest at 8% per annum, which was paid in full with proceeds of the Prior Offering. Proceeds of the loan were used by the Company to (i) purchase inventory, (ii) provide Mr. Ratcliff with the $100,000 loan required under his employment agreement, (iii) pay cash dividends to the Company's stockholders aggregating $37,449, (iv) repay a stockholder loan in the amount of $43,000, (v) pay legal and accounting fees and
(v) satisfy working capital needs, including the purchase of inventory.

     On March 24, 1995, the Company entered into an employment agreement with Richard Ratcliff, its Chief Executive Officer, which provides for a salary, bonus and loan to Mr. Ratcliff. On June 1, 1995, the Company entered into employment agreements with Messrs. Manhold, Kehoe and Bouchy. In January 1996, the Company entered into employment agreements with Messrs. Epert and Bernstein and in August 1996 the Company entered into an employment agreement with Mr. Kern. Subsequently, Messrs. Ratcliff, Epert and Manhold voluntarily terminated their employment agreements and Messrs. Ratcliff and Epert entered into new employment agreements in August 1996, effective through December 31, 1997. See "Management - Executive Compensation."

     In May 1995, the Company sold 420,000 shares of its Common Stock to a group of non-affiliated investors for $1.80 per share. At the same time, Dale also sold 420,000 shares of the Company's Common Stock owned by it for $1.80 per share to a group of investors.

     In June 1995, Dale loaned the Company $346,000 evidenced by a promissory note bearing interest at 8% per annum due the earlier of June 19, 1997, or the closing date of the Offering. This second Dale loan resulted from the aforementioned sale by Dale in May 1995 of 420,000 shares of the Company's

Common Stock at $1.80 per share. The two loans from Dale which aggregate $850,000 are collateralized by all of the Company's accounts receivable, inventory and equipment (subordinated to the Textron Financial Corporation equipment lease, see "Business - Manufacturing and Packaging") and were repaid in full from the proceeds of the Prior Offering.

     In April and October 1995, the Company issued 40,000 and 100,000 stock options respectively to Meris Financial Incorporated ("Meris") for consulting services rendered to the Company including services rendered in connection with the Offering. The options were exercisable at $6.00 per share and were to expire three years from the date of issuance. In March 1996, at the Company's request, Meris agreed to cancel its options in order to assist the Company in compliance with certain NASD rules which limit the number of options and warrants issuable in connection with a public offering. Meris has not received, and will not receive, any other compensation in connection with the Offering. Mr. Ratcliff is an officer and director of Meris.

     In October 1995, the Company borrowed $1,550,000 from a group of four lenders (the "1995 Bridge Loan"). As additional compensation for the 1995 Bridge Loan, the Company issued an aggregate of 465,000 common stock purchase warrants to the lenders, each such warrant exercisable to purchase one share of the Company's Common Stock at $2.00 per share exercisable in perpetuity. The Bridge Loan bore interest at 8% per annum and was repaid in full from proceeds of the Prior Offering. The Bridge Loan lenders included Brett Bouchy, a former principal stockholder of the Company (who received 165,000 warrants), and Robert
H. Wood, a former director of the Company (who received 75,000 warrants). In March 1996, Brett Bouchy sold 100,000 warrants to Gary S. Kehoe and 65,000 warrants to Robert H. Wood, both officers and directors of the Company, for $5.00 per warrant. The purchase price was paid by the issuance of promissory notes by Messrs. Kehoe and Wood to Mr. Bouchy bearing interest at 9% per annum. The warrants are not collateral for the promissory notes. The promissory notes are due the earlier of (i) six months after the warrants are exercised or (ii) if during the period commencing from April 24, 1997 until April 24, 2000 the closing price of the Company's Common Stock on NASDAQ is $10.00 or more per share for five consecutive trading days then the promissory notes are due six months from the last such trading day. If neither event occurs, the promissory notes becomes void and of no value on April 24, 1999 and the warrants remain the property of Messrs. Kehoe and Wood. Under no circumstances will the warrants become returnable to Mr. Bouchy. Mr. Bouchy sold the warrants in response to comments from the National Market who had advised the Company that neither NASDAQ nor the National Market would list the Company's securities so long as Mr. Bouchy was an equity holder in the Company. The National Market's objection to allowing Mr. Bouchy to remain an equity holder in the Company resulted from fines and censures imposed upon Mr. Bouchy by the NASD and the Securities Commission of the State of Arizona.

     In December 1995, Dale dissolved and issued 51% and 49% respectively of its Common Stock in the Company and its loans receivable due from the Company to Riverlux Trust REG and Brett Bouchy. Riverlux Trust REG and Brett Bouchy received 665,265 shares and 639,175 shares, respectively, of Dale's stockholdings in the Company and $433,500 and $416,500, respectively, of Dale's loans receivable from the Company. The loans were repaid in full out of proceeds of the Prior Offering. Subsequently, Riverlux Trust REG and Mr. Bouchy each sold 20,000 shares of the Company's Common Stock to Mr. Kehoe for $2.00 per share.

     In January 1996, the Company repurchased from Brett Bouchy, the remaining 619,175 shares of the Company's Common Stock owned by him for $4.50 per share resulting in a gain to Mr. Bouchy of $2,489,083. In order to fund the repurchase and retirement of such shares, the Company sold in a January 1996 private placement of its Common Stock an aggregate of 619,175 shares to the Selling Stockholders for $4.50 per share after payment of commissions. The Company repurchased Brett Bouchy's shares in response to comments from the National Market as set forth in the carry over paragraph above. Without a NASDAQ or National Market listing, the Company would be unable to complete a public offering of its securities.

     In January 1996, the Company entered into a two-year distribution agreement with Bernstein Bros. Marketing Corporation (doing business as National Distributing) (a company in which Richard Bernstein, an officer and director of the Company, is President, a director and a principal stockholder) pursuant to which the Company agreed to sell to National Distributing at fixed product prices on a non-exclusive basis ChromaTrim and CitrusSlim chewing gum for distribution by National Distributing solely to non-chain convenience stores, grocery stores, drugstores and other similar retail food stores. There are no minimum sales requirements imposed under the agreement. The Company considers the product prices offered to National Distributing under the agreement to be fair, reasonable and consistent with product prices which would be offered to unaffiliated distributors. Sales by National Distributing of ChromaTrim chewing gum under a prior distribution agreement with the Company accounted for 42.8% and 62.4% of the Company's total sales for the years ended December 31, 1995 and 1994 respectively, and 18.7% of the Company's total sales for the six months ended June 30, 1996. A loss of National Distributing as a distributor could have a material adverse effect on the Company's operations.

     In January 1996, the Company entered into a two-year distribution agreement with Universal Merchants, Inc. ("UMI") (a company in which Richard Bernstein, an officer and director of the Company was formerly a principal stockholder) pursuant to which the Company agreed to sell to UMI at fixed product prices on a non-exclusive basis ChromaTrim and CitrusSlim chewing gum for distribution by UMI solely in the United States through direct response television infomercial advertising. There are no minimum sales requirements imposed under the agreement. The Company considers the product prices offered to UMI under the agreement to be fair, reasonable and consistent with product prices which would be offered to unaffiliated distributors. Sales by UMI of ChromaTrim chewing gum under a prior distribution agreement with the Company accounted for 26.7% and 0% of the Company's total sales for the years ended December 31, 1995 and 1994, respectively, and 5.2% of the Company's total sales for the six months ended June 30, 1996. In December 1994, the Company loaned National Distributing
$100,000 bearing interest at 8% per annum. The loan was repaid with $3,000 interest in March 1995. See "Business - Marketing."

     In January 1996, Earl K. Manhold III, a former director of the Company, exercised options to purchase 60,000 shares of the Company's Common Stock at $2.00 per share and sold such shares to John E. Epert, the Company's then Chairman for the same price per share.

     The Company has purchased, since 1994, an ingredient in its ChromaTrim gum product from Interhealth Nutritionals, Inc., ("Interhealth"), a company in which Mr. Ratcliff was formerly a member of the Board of Directors. The Company did not pay a different price for the ingredient during the time Mr. Ratcliff was a member of Interhealth's Board of Directors and the Company believes that the price it has paid and currently pays for the ingredient is fair, reasonable and consistent with prices charged by unaffiliated suppliers.

     In January 1996, the Company loaned Mr. Epert $150,000 bearing interest at 8% per annum due January 29, 1998. See "Management - Executive Compensation."

     In August 1996, Mr. Ratcliff granted Mr. Kern the option to purchase up to 50,000 shares of the Company's Common Stock held or purchasable by Mr. Ratcliff for $6.00 per share at any time between February 1, 1998 and February 28, 1998 so long as Mr. Kern is employed by the Company at that time.

     The Company believes that the terms of all agreements described above which involve the Company's officers, directors, principal stockholders or affiliates are fair, reasonable and consistent with terms that the Company could obtain from unaffiliated third parties. All future agreements with officers, directors, principal stockholders and affiliates will be approved by a majority of the Company's disinterested directors.

                            DESCRIPTION OF SECURITIES

Common Stock

     The Company is authorized to issue 10,000,000 shares of common stock, no par value (the "Common Stock"), of which 4,896,740 shares are currently outstanding. In addition, the Company has issued the Public Warrants together with common stock purchase warrants to purchase 465,000 shares at $2.00 per share in perpetuity and stock options to purchase (i) 40,000 shares at $6.00 per share at any time until April 1998, (ii) 100,000 shares at $6.00 per share at any time until October 1998, and (iii) 360,000 shares at $1.80 per share at any time until April 1998. The Company has also reserved for issuance up to 1,500,000 shares under the Company's 1995 Stock Option Plan, of which 760,000 shares are currently issuable at exercise prices between $1.50 and $6.00 per share at any time through August 1999. In March 1996 the 40,000 and 100,000 previously issued options exercisable at $6.00 per share were cancelled by Meris. See "Certain Transactions", see also "Capitalization" and "Management - 1995 Stock Option Plan."

     Upon  issuance,  the  shares of Common  Stock are not  subject  to  further assessment or call. The holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Cumulative voting for election of directors is not permitted. Subject to the prior rights of any series of Preferred Stock which may be issued by the Company in the future, holders of Common Stock are entitled to receive ratably such dividends that may be declared by the Board of Directors out of funds legally available therefor, and, in the event of the liquidation, dissolution or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding Common Stock is, and the Common Stock to be outstanding upon completion of the Offering will be, validly issued, fully paid and nonassessable.

Public Warrants

     In connection with the Prior Offering, the Company issued 460,000 Public Warrants. Each Public Warrant represents the right to purchase one share of Common Stock at an exercise price of $7.50 per share at any time until April 24, 2001. The exercise price and the number of shares issuable upon exercise of the Public Warrants are subject to adjustment in certain events including the issuance of Common Stock as a dividend on shares of Common Stock, subdivisions or combinations of the Common Stock or similar events. The Public Warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of Common Stock for less than the exercise price of the Public Warrants or the current market price of the Company's securities.

     Public Warrants may be redeemed in whole or in part, at the option of the Company after October 24, 1996, upon 30 days' notice, at a redemption price equal to $.01 per Public Warrant if the closing price of the Company's Common Stock on the National Market is at least $9.00 per share for 20 consecutive trading days, ending not earlier than five days before the Public Warrants are called for redemption.

     Holders of Public Warrants may exercise their Public Warrants for the purchase of shares of Common Stock only if a current prospectus relating to such shares is then in effect and only if such shares are qualified for sale, or deemed to be exempt from qualification under applicable state securities laws. The Company is required to use its best efforts to maintain a current prospectus relating to such shares of Common Stock at all times when the market price of the Common Stock exceeds the exercise price of the Public Warrants until the expiration date of the Public Warrants, although there can be no assurance that the Company will be able to do so.

     The shares of Common Stock issuable on exercise of the Public Warrants will be, when issued in accordance with the Public Warrants, fully paid and non-assessable. The holders of the Public Warrants have no rights as stockholders until they exercise their Public Warrants.

     For the life of the Public Warrants, the holders thereof are given the opportunity to profit from a rise in the market for the Company's Common Stock, with a resulting dilution in the interest of all other stockholders. So long as the Public Warrants are outstanding, the terms on which the Company could obtain additional capital may be adversely affected. The holders of the Public Warrants might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by the Public Warrants.

Preferred Stock

     The Company is authorized to issue 1,000,000 shares of preferred stock, no par value (the "Preferred Stock"), none of which is currently outstanding. The Preferred Stock may, without action by the stockholders of the Company, be issued by the Board of Directors from time to time in one or more series for such consideration and with such relative rights, privileges and preferences as the Board may determine. Accordingly, the Board has the power to fix the dividend rate and to establish the provisions, if any, relating to voting rights, redemption rates, sinking fund provisions, liquidation preferences and conversion rights for any series of Preferred Stock issued in the future.

Use of Preferred Stock As Anti-Takeover Device

     It is not possible to state the actual effect of any other authorization of Preferred Stock upon the rights of holders of Common Stock until the Board determines the specific rights of the holders of any other series of Preferred Stock. The Board's authority to issue Preferred Stock also provides a convenient vehicle in connection with possible acquisitions and other corporate purposes, but could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock. Accordingly, the future issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and therefore, may be used as an "anti-takeover" device adversely affecting the holders of the Common Stock and depressing the value of the Common Stock. The Company has no current plans to issue any Preferred Stock. See "Risk Factors - Control by Management; Authorization and Issuance of Preferred Stock; Prevention of Changes in Control."

Common Stock Eligible For Future Sale

     Upon completion of the Offering, there will be 4,896,740 shares of Common Stock outstanding, all of which have been registered for public sale and may be immediately sold by the holders, subject only to the agreement by the holders of 2,874,715 shares (all of which are being registered hereby), who have entered into a lock-up agreement with the Prior Representative on April 24, 1996 pursuant to which they agreed not to sell or otherwise dispose of any of their shares of Common Stock until April 24, 1998 without the prior written consent of the Prior Representative. Any future sales may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. The Company has also granted certain demand and piggyback registration rights with respect to the Representative's Warrants and the Common Stock issuable upon exercise of the Prior Representative's Warrants.

Transfer Agent and Warrant Agent

     Corporate Stock Transfer, Inc., 370 Seventeenth Street, Suite 2350, Denver, Colorado 80202, is the Company's transfer agent and warrant agent.

Dividends

     In the past, the Company has paid limited cash dividends on its Common Stock and does not intend to pay any cash dividends on its Common Stock in the foreseeable future. Earnings, if any, will be retained to finance growth. The Company has no financing or other agreements which prohibit payment of dividends.

Limitation on Liability

     The Company's Certificate of Incorporation provides that liability of directors to the Company for monetary damages is eliminated to the full extent provided by Utah law. Under Utah law, a director is not personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability arising from (i) a financial benefit received by a director to which such director is not entitled, (ii) an intentional infliction of harm on the Corporation or the shareholders, (iii) a violation of
Section 16-10a-842 of Utah Code annotated which prohibits certain distributions by the Company of cash or property to affiliates, or (iv) an intentional violation of criminal law.

     The effect of this provision in the Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages from a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care or any liability for violation of the federal securities laws.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Offering will be passed upon for the Company by the Law Office of Gary A. Agron, Englewood, Colorado.

                                    EXPERTS

     The financial statements of the Company for the years ended December 31, 1994 and 1995, appearing in this Prospectus and Registration Statement, have been audited by Angell & Deering, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS




Financial Statements                                              Page
--------------------                                              ----
  Independent Auditors' Report                                     F-2

  Balance Sheet as of June 30, 1996 (Unaudited)
   and December 31, 1995                                           F-3

  Statements of Operations for the six months
   ended June 30, 1996 and 1995 (Unaudited) and
   for the years ended December 31, 1995 and 1994                  F-5

  Statements of Changes in Stockholders' Equity
   for the six months ended June 30, 1996 (Unaudited)
   and for the years ended December 31, 1995 and 1994              F-6

  Statements of Cash Flows for the six months
   ended June 30, 1996 and 1995 (Unaudited) and
   for the years ended December 31, 1995 and 1994                  F-7

  Notes To Financial Statements                                    F-9

                          INDEPENDENT AUDITORS' REPORT





To the Board of Directors
Gum Tech International, Inc.


We have audited the accompanying balance sheet of Gum Tech International, Inc. as of December 31, 1995 and the related statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gum Tech International, Inc. as of December 31, 1995 and the results of its operations and its cash flows for the years ended December 31, 1995 and 1994 in conformity with generally accepted accounting principles.




                                              /S/  ANGELL & DEERING
                                              Angell & Deering
                                              Certified Public Accountants

Denver, Colorado
January 18, 1996, except for
Note 9 and Note 12 as to which
the date is March 4, 1996

                          GUM TECH INTERNATIONAL, INC.
                                 BALANCE SHEETS



                                     ASSETS

                                               June 30,             December 31,
                                                 1996                   1995
                                             -----------            ------------
                                              (Unaudited)
Current Assets:
  Cash and cash equivalents                  $ 3,317,729            $  503,327
  Accounts receivable, net of
   allowance for doubtful
   accounts of $10,555 and
   $14,889, respectively                       1,222,794               935,331
  Inventories                                  1,459,880               898,665
  Prepaid expenses and other                     141,213                44,488
  Deferred income taxes                          215,412                    --
                                             -----------            ----------

     Total Current Assets                      6,357,028             2,381,811
                                             -----------            ----------

Property and Equipment, at cost:
  Machinery and equipment                      3,228,515               990,274
  Office furniture and equipment                  79,097                35,316
  Leasehold improvements                         185,778               182,440
                                             -----------            ----------
                                               3,493,390             1,208,030
  Less accumulated depreciation                 (203,786)              (20,274)
                                             -----------            ----------

     Net Property and Equipment                3,289,604             1,187,756
                                             -----------            ----------

Other Assets:
  Deposits                                       172,530               679,616
  Notes receivable                               264,931               100,000
  Deferred offering costs                             --               188,250
  Other                                          142,203                54,311
  Restricted Cash                                102,758                    --
                                             -----------            ----------

     Total Other Assets                          682,422             1,022,177
                                             -----------            ----------

     Total Assets                            $10,329,054            $4,591,744
                                             ===========            ==========







                     The accompanying notes are an integral
                       part of these financial statements.

                          GUM TECH INTERNATIONAL, INC.
                                 BALANCE SHEETS



                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                  June 30,          December 31,
                                                    1996               1995
                                                 ----------         ------------
                                                 (Unaudited)
Current Liabilities:
  Accounts payable                               $   535,036        $  399,824
  Accrued expenses:
   Income taxes                                           --            24,408
  Customer deposits                                       --            36,959
  Current portion of long-term debt                  221,749                --
                                                 -----------        ----------

     Total Current Liabilities                       756,785           461,191
                                                 -----------        ----------

Long-Term Debt, net of current portion above:
  Stockholders and others                                 --         2,507,363
  Obligations under capital leases                 1,594,160                --
                                                 -----------        ----------

     Total Long-Term Debt                          1,594,160         2,507,363
                                                 -----------        ----------

Commitments and Contingencies                             --                --

Stockholders' Equity:
  Preferred stock: no par value,
   1,000,000 shares authorized,
   none issued or outstanding                             --                --
  Common stock: no par value,
   10,000,000 shares authorized,
   4,876,740 and 3,436,740 shares
   issued and outstanding,
   respectively                                    7,851,060           917,117
  Retained earnings                                  127,049           706,073
                                                 -----------        ----------

     Total Stockholders' Equity                    7,978,109         1,623,190
                                                 -----------        ----------

     Total Liabilities and
      Stockholders' Equity                       $10,329,054        $4,591,744
                                                 ===========        ==========







                     The accompanying notes are an integral
                       part of these financial statements.


                                          GUM TECH INTERNATIONAL, INC.
                                           STATEMENTS OF OPERATIONS



                                          Six Months Ended June 30,           Years Ended December 31,
                                          -------------------------           ------------------------
                                             1996            1995               1995            1994
                                             ----            ----               ----            ----
                                                  (Unaudited)

Net sales                                 $2,044,531      $1,732,825         $4,343,590       $1,941,562

Cost of sales                              1,069,832         967,760          2,310,643        1,011,956
                                          ----------      ----------         ----------       ----------

     Gross Profit                            974,699         765,065          2,032,947          929,606

Operating expenses                         1,624,415         352,198          1,118,510          694,555
Research and development                      50,773          12,392             90,348               --
                                          ----------      ----------         ----------       ----------

     Income (Loss) From Operations          (700,489)        400,475            824,089          235,051
                                          ----------      ----------         ----------       ----------

Other Income (Expense):
  Interest and other income                   45,733          26,460             53,212              940
  Interest expense                          (137,611)        (25,416)          (108,980)          (4,402)
                                          ----------      ----------         ----------       ----------

     Total Other Income (Expense)            (91,878)          1,044            (55,768)          (3,462)
                                          ----------      ----------         ----------       ----------

Income (Loss) Before Provision
 For Income Taxes                           (792,367)        401,519            768,321          231,589

Provision (benefit) for income taxes        (213,343)        143,006            270,850               --
                                          ----------      ----------         ----------       ----------

Net Income (Loss)                         $ (579,024)     $  258,513         $  497,471       $  231,589
                                          ==========      ==========         ==========       ==========

Pro Forma Information:
 Historical income (loss) before
  provision for income taxes              $ (792,367)     $  401,519         $  768,321       $  231,589
 Pro forma provision (benefit)
  for income taxes                          (213,343)        143,006            270,850           81,000
                                          ----------      ----------         ----------      -----------

 Pro Forma Net Income (Loss)              $ (579,024)     $  258,513         $  497,471       $  150,589
                                          ==========      ==========         ==========       ==========

Pro Forma Net Income (Loss) Per
 Share of Common Stock                    $     (.15)     $      .06         $      .11       $      .03
                                          ==========      ==========         ==========       ==========

Weighted Average Number of
 Common Shares Outstanding                 3,974,103       4,392,658          4,392,658        4,392,658
                                          ==========      ==========         ==========       ==========







                               The accompanying notes are an integral
                                 part of these financial statements.


                                  GUM TECH INTERNATIONAL, INC.
                          STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                      Common Stock
                                              -----------------------------           Retained
                                               Shares              Amount             Earnings
                                               ------              ------             --------

Balance at December 31, 1993                  2,500,000          $   29,000          $  79,462

Cash dividends                                       --                  --            (65,000)

Issuance of common stock                        516,740             250,000                 --

Net income                                           --                  --            231,589
                                              ---------          ----------          ---------

Balance at December 31, 1994                  3,016,740             279,000            246,051

Cash dividends                                       --                  --            (37,449)

Issuance of common stock in
 private offering (net of
 offering costs of $117,883)                    420,000             638,117                 --

Net income                                           --                  --            497,471
                                              ---------          ----------          ---------

Balance at December 31, 1995                  3,436,740             917,117            706,073

Issuance of common stock upon
 exercise of stock options
 (unaudited)                                     60,000             120,000                 --

Issuance of common stock and
 warrants in public offering
 (net of offering costs of
  $1,466,057) (unaudited)                     1,380,000           6,813,943                 --

Net income (loss) (unaudited)                        --                  --           (579,024)
                                              ---------          ----------          ---------

Balance at June 30, 1996
 (unaudited)                                  4,876,740          $7,851,060          $ 127,049
                                              =========          ==========          =========










                                  The accompanying notes are an integral
                                    part of these financial statements.


                                        GUM TECH INTERNATIONAL, INC.
                                          STATEMENTS OF CASH FLOWS


                                            Six Months Ended June 30,          Years Ended December 31,
                                            -------------------------          ------------------------
                                               1996           1995               1995             1994
                                               ----           ----               ----             ----
                                                   (Unaudited)
Cash Flows From Operating
 Activities:
  Net income (loss)                        $  (579,024)     $  258,513        $   497,471        $ 231,589
  Adjustments to reconcile net
   income (loss) to cash (used)
   by operating activities:
    Depreciation                               183,512           4,067             13,077            3,068
    Deferred income taxes                     (215,412)             --                 --               --
    Provision for bad debts                         --              --             11,000           15,877
    Changes in assets and liabilities:
     (Increase) in accounts receivable        (287,463)       (600,861)          (661,302)         (65,935)
     (Increase) in inventories                (561,215)       (827,067)          (663,928)        (179,306)
     (Increase) in
      prepaid expenses and other               (96,725)         (6,206)           (43,940)            (548)
     (Increase) in deposits and other         (175,245)        (57,046)           (52,207)         (27,665)
     Increase (decrease) in accounts
      payable and accrued expenses               3,441         246,992            102,235          (74,429)
     Increase (decrease) in
      customer deposits                        (36,959)        130,200             36,959               --
                                           -----------      ----------        -----------       ----------
          Net Cash (Used) By
           Operating Activities             (1,765,090)       (851,408)          (760,635)         (97,349)
                                           -----------      ----------        -----------       ----------

Cash Flows From Investing Activities:
  Capital expenditures                        (614,056)        (27,582)          (864,322)         (14,497)
  Increase in notes receivable                (150,000)       (100,000)          (100,000)        (102,104)
  Receipt of principal on
   notes receivable                                 --         100,000            100,000               --
  Deposits on purchase of
   equipment and other                              --        (781,055)          (667,623)              --
                                           -----------      ----------         ----------       ----------
          Net Cash (Used) By
           Investing Activities               (764,056)       (808,637)        (1,531,945)        (116,601)
                                           -----------      ----------        -----------       ----------

Cash Flows From Financing
 Activities:
  Proceeds from borrowing                      706,397       1,400,000          2,400,000           50,000
  Principal payments on
   notes payable                            (2,485,042)        (41,742)           (41,742)          (9,258)
  Issuance of common stock                   8,400,000         756,000            756,000          250,000
  Cash dividends                                    --         (37,449)           (37,449)         (65,000)
  Offering costs incurred                   (1,277,807)       (184,311)          (306,133)              --
                                           -----------      ----------        -----------       ----------
          Net Cash Provided By
           Financing Activities              5,343,548       1,892,498          2,770,676          225,742
                                           -----------      ----------        -----------       ----------

                               The accompanying notes are an integral
                                 part of these financial statements.
                                                  F-7


                                          GUM TECH INTERNATIONAL, INC.
                                            STATEMENTS OF CASH FLOWS
                                                   (Continued)


                                             Six Months Ended June 30,          Years Ended December 31,
                                             -------------------------          ------------------------
                                                1996            1995               1995            1994
                                                ----            ----               ----            ----
                                                     (Unaudited)
          Net Increase in Cash
           and Cash Equivalents             $ 2,814,402      $  232,453        $   478,096       $   11,792

          Cash and Cash Equivalents
           at Beginning of Period               503,327          25,231             25,231           13,439
                                            -----------      ----------        -----------       ----------

          Cash and Cash Equivalents
           at End of Period                 $ 3,317,729      $  257,684        $   503,327        $  25,231
                                            ===========      ==========        ===========        =========

Supplemental Disclosure of
 Cash Flow Information:
   Cash paid during the period for:
    Interest                                $   244,973      $    3,191        $     3,191        $   2,828
    Income taxes                                 23,165         106,052            246,442               --

Supplemental Disclosure of
 Non-cash Investing and
 Financial Activities:
    Capital lease obligation
     incurred for new equipment             $ 1,194,544       $      --        $        --        $      --













                                     The accompanying notes are an integral
                                       part of these financial statements.

                          GUM TECH INTERNATIONAL, INC.
                          NOTES TO FINANCIAL STATEMENTS


 1.  Organization and Summary of Significant Accounting Policies Organization
     ------------------------------------------------------------------------
     Gum Tech International, Inc. (the "Company") was incorporated in Utah on February 4, 1991 to develop, market and distribute specialty chewing gum products under its own brand names and on a private label basis for other chewing gum marketers. The Company currently markets chewing gum products with certain ingredients added to promote weight control, energy endurance, alleviate some pre-menstrual symptoms and promote oral hygiene and breath freshness. The Company also markets a chewing gum product which includes anti-oxidant vitamins.

     The Company currently contracts with others for the manufacture of its chewing gum products but expects to complete the leasehold improvements and purchase of equipment for its 28,000 square foot leased manufacturing facility in January 1996. The Company expects to produce most of its chewing gum products at the new facility. The Company relies substantially upon two distributors to market its products (Note 9).

     Unaudited Interim Financial Statements
     --------------------------------------
     The financial statements as of June 30, 1996 and for the six months ended June 30, 1996 and 1995 are unaudited, however, in the opinion of management of the Company, all adjustments (consisting solely of normal recurring adjustments) necessary to a fair presentation of the financial statements for the interim periods have been made.

     Amendment to Authorized Common and Preferred Shares and Stock Split
     -------------------------------------------------------------------
     In March 1995, the Company's stockholders adopted a resolution approving a five for one stock split of the issued and outstanding common shares. The Company's Board of Directors also authorized, and the shareholders approved, an amendment and restatement of the Company's Articles of Incorporation, to increase the number of authorized shares of common stock from 1,000,000 to 10,000,000 shares and to authorize the issuance of up to 1,000,000 shares of preferred stock.

     In December 1995, the Company approved a two for one stock split of the issued and outstanding common shares. All share information and per share data have been retroactively restated for all periods presented to reflect the stock splits and increase in authorized shares.

     Inventories
     -----------
     Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out pricing method.

                          GUM TECH INTERNATIONAL, INC.
                          NOTES TO FINANCIAL STATEMENTS


1. Organization and Summary of Significant  Accounting Policies (Continued)
   -----------------------------------------------------------------------
     Property and Equipment
     ----------------------

     Depreciation of the primary asset classifications is calculated based on the following estimated useful lives using the straight-line method.

               Classification                          Useful Life in Years
               --------------                          --------------------
             Machinery and equipment                           5-10
             Office furniture and equipment                    5
             Leasehold improvements                            10

     Depreciation of property and equipment charged to operations is $13,077 and $3,068 for the years ended December 31, 1995 and 1994, respectively.

     Revenue Recognition
     -------------------
     The Company recognizes revenue from product sales upon shipment to the customer.

     Income Taxes
     ------------
     Beginning January 1, 1993, the Company was an S corporation under the provisions of the Internal Revenue Code and, accordingly, no provision was made for income taxes since all income, deductions, gains, losses and credits were reported on the tax returns of the stockholders. The S corporation status of the Company terminated on November 18, 1994 and, thereafter, the Company became a taxable entity. Effective November 18, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes." SFAS No. 109 requires the liability method of accounting for income taxes. Deferred income taxes result from temporary differences in the recognition of revenue and expenses for income tax and financial reporting purposes. These differences are primarily due to depreciation.

     Deferred Offering Costs
     -----------------------
     In connection with the Company's proposed public offering (Note 12), costs incurred to complete the offering have been deferred and will be offset against the proceeds of the offering if completed, or charged to expense if the offering is not completed.

     Pro Forma Net Income
     --------------------
     The statements of operations include certain pro forma information giving effect to a provision for income taxes as if the Company had been a taxable entity paying federal and state income taxes for all periods presented at the rates applicable in each period.

     Net Income Per Share of Common Stock
     ------------------------------------
     Net income per share of common stock is based upon the weighted average number of outstanding shares of common stock and, pursuant to the Securities and Exchange

                          GUM TECH INTERNATIONAL, INC.
                          NOTES TO FINANCIAL STATEMENTS


1. Organization and Summary of Significant  Accounting Policies (Continued)
   -----------------------------------------------------------------------
     Net Income Per Share of Common Stock (Continued)
     ------------------------------------------------
     Commission Staff Accounting Bulletins, common shares, options and warrants issued by the Company at prices below the assumed initial public offering price during the twelve months immediately preceding the offering date are included in the calculation as if they were outstanding for all periods presented.

     Cash and Cash Equivalents
     -------------------------
     For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

     Estimates
     ---------
     The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 2. Inventories
    -----------
     Inventories at December 31, 1995 consist of the following:

     Raw materials and packaging                                   $772,336
     Finished goods                                                 126,329
                                                                   --------
        Total                                                      $898,665
                                                                   ========

 3. Long-Term Debt
    --------------

     Long-term debt consists of the following:

     Stockholders
     ------------
     8% notes due on the  earlier of February
     1997 or the  closing  date of any IPO of
     the Company's securities, collateralized
     by accounts  receivable,  inventory  and
     equipment. The notes are subordinated to
     the Company's equipment lease.                               $ 504,000

     8% notes due on the earlier of June 1997
     or the  closing  date  of any IPO of the
     Company's securities,  collateralized by
     accounts   receivable,   inventory   and
     equipment. The notes are subordinated to
     the Company's equipment lease.                                 346,000

                          GUM TECH INTERNATIONAL, INC.
                          NOTES TO FINANCIAL STATEMENTS


 3. Long Term Debt (Continued)
    --------------------------

     Stockholders (Continued)
     ------------------------
     8% unsecured notes due on the earlier of
     July 1997 or the closing date of any IPO
     of the Company's securities.                              $1,300,000

     Individual
     ----------
     8% unsecured  note due on the earlier of
     July 1997 or the closing date of any IPO
     of the Company's securities.                                 250,000

     Accrued  interest  due  at  maturity  of
     long-term notes payable.                                     107,363
                                                               ----------
     Total Long-Term Debt                                      $2,507,363
                                                               ==========

     Installments  due on debt  principal  at December 31, 1995 are as follows:

       Year Ending December 31, 1997                           $2,507,363
       -----------------------------                           ==========

 4.  Income Taxes

     As described in Note 1, no provision was made for income taxes in 1994 since the Company was an S corporation. The S corporation status of the Company terminated on November 18, 1994. The provision for income taxes for the year ended December 31, 1995 is as follows:

                                Current            Deferred              Total
                                -------            --------              -----
     Federal                    $234,440           $     --            $234,440
     State                        36,410                 --              36,410
                                --------           --------            --------

          Total                 $270,850           $     --            $270,850
                                ========           ========            ========

     The following is a reconciliation of the provision for income taxes to income before provision for income taxes computed at the federal statutory rate of 34% for the year ended December 31, 1995.

     Income taxes at the federal statutory rate                      $261,229
     State income taxes, net of federal taxes                          25,355
     Net operating loss carryover                                     (12,372)
     Nondeductible expenses                                             4,157
     Other                                                             (7,519)
                                                                     --------

          Total                                                      $270,850
                                                                     ========

 5. Employee Benefit Plan
    ---------------------

     The Company adopted a simplified Employee Pension Plan in 1992 for its employees. Employee contributions are discretionary and the Company matches the employees contributions up to 3% of the employees salary. The

                          GUM TECH INTERNATIONAL, INC.
                          NOTES TO FINANCIAL STATEMENTS


 5. Employee Benefit Plan (Continued)
    --------------------------------
     Company's contributions are fully vested when they are made. The Company made contributions of $-- and $1,955 for the years ended December 31, 1995 and 1994, respectively. The Company terminated the Plan in 1995.

 6. Stock Options and Warrants
    --------------------------
     Stock Option Plan
     ------------------
     In March 1995, the Company adopted a stock option plan (the "Plan") which provides for the grant of both incentive Stock Options and Non-qualified Options. A total of 1,200,000 shares of common stock have been reserved for issuance under the Plan. Incentive stock options are issuable only to eligible officers, directors, key employees and consultants of the Company. The Plan is administered by a committee selected by the Board of Directors, which determines those individuals who shall receive options, the time period during which the options may be exercised, the number of shares of common stock that may be purchased under each option, and the option price. Unless sooner terminated, the Plan shall remain in effect for a period of three years from the date of the Plan's adoption.

     The per share exercise price of the common stock may not be less than the fair market value of the common stock on the date the option is granted. The aggregate fair market value (determined as of the date the option is granted) of the common stock that any employee may purchase in any calendar year pursuant to the exercise of incentive stock options may not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option to him, more than 10% of the total combined voting power of all classes of stock of the Company shall be eligible to receive any incentive stock options under the Plan unless the option price is at least 110% of the fair market value of the common stock subject to the option, determined on the date of grant.

     The exercise date of an option granted under the Plan cannot be later than three years from the date of grant. All options granted under the Plan provide for the payment of the exercise price in cash or, with the prior written consent of the Company, by delivery to the Company of shares of common stock already owned by the optionee having a fair market value equal to the exercise price of the options being exercised, or by a combination of such methods of payment.

     The following table contains information on the stock options under the Company's Plan for the year ended December 31, 1995. The outstanding agreements expire from March 1998 to August 1998.

                          GUM TECH INTERNATIONAL, INC.
                          NOTES TO FINANCIAL STATEMENTS


6.  Stock Options and Warrants (Continued)
    -------------------------------------
     Stock Option Plan (Continued)
     ----------------------------
                                              Number  of     Option Price
                                                Shares         Per Share
                                                ------         ---------
       Options  outstanding at
        January 1, 1995                              --                  --
       Granted                                  750,000      $1.50 to $2.00
       Exercised                                     --                  --
       Cancelled                                     --                  --
                                                -------      --------------

       Options outstanding at
        December 31, 1995                       750,000      $1.50 to $2.00
                                                =======      ==============

     Non-qualified Stock Options
     ---------------------------

     The Company has granted non-qualified stock options to consultants, distributors and other individuals. The outstanding agreements expire from April 1998 to October 1998. The following table contains information on all of the stock options, except those granted under the Company's stock option plan, for the year ended December 31, 1995.

                                         Number of           Option Price
                                          Shares               Per Share
                                          ------               ---------
      Options outstanding at
       January 1, 1995                         --                        --
        Granted                           500,000            $1.80 to $6.00
        Exercised                              --                        --
        Cancelled                              --                        --
                                          -------            --------------

      Options outstanding at
       December 31, 1995                  500,000            $1.80 to $6.00
                                          =======            ==============

     Warrants
     --------

     In 1995, the Company borrowed $1,550,000 from a group of four lenders ("1995 Bridge Loan"). As additional consideration for the 1995 Bridge Loan, the Company issued an aggregate of 465,000 common stock purchase warrants to the lenders.The warrants were issued at exercise prices in excess of the fair market value of the common stock at the date they were issued and, therefore, the Company determined that they had a fair value of zero and the Company assigned the entire proceeds for the 1995 Bridge Loan to the notes payable. Each warrant is exercisable to purchase one share of the Company's common stock at $2.00 per share in perpetuity. All 465,000 of the warrants are outstanding at December 31, 1995.

 7.  Preferred Stock
     ---------------
     The authorized preferred stock of the Company consists of 1,000,000 shares, no par value. The preferred stock may be issued in series from time to time with such designation, rights, preferences and limitations as the Board of Directors of the Company may determine by resolution. The rights, preferences and limitations of separate series of preferred stock may differ with respect to such matters as may be determined by the Board of

                          GUM TECH INTERNATIONAL, INC.
                          NOTES TO FINANCIAL STATEMENTS


 7.  Preferred Stock (Continued)
     --------------------------
     Directors, including without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any), and voting rights. Unless the nature of a particular transaction and applicable statutes require approval, the Board of Directors has the authority to issue these shares without shareholder approval.

 8.  Commitments and Contingencies
     -----------------------------
     Leases
     ------
     The Company leases its office facilities, manufacturing and warehouse facilities and certain equipment under long-term leasing arrangements. The Company's manufacturing and warehouse facilities lease contains two three year renewal options. In addition, the Company's executive offices contains a two year renewal option. The following is a schedule of future minimum lease payments at December 31, 1995 under the Company's operating leases that have initial or remaining noncancellable lease terms in excess of one year:

       Year Ending
       December 31,                Facilities           Equipment           Total
       ------------                ----------           ---------           -----
        1996                       $  147,350           $  921           $  148,271
        1997                          156,109              767              156,876
        1998                          163,832               --              163,832
        1999                          125,915               --              125,915
        2000                          131,976               --              131,976
        Thereafter                    688,507               --              688,507
                                   ----------           ------           ----------

      Total Future Minimum
       Lease Payments              $1,413,689           $1,688           $1,415,377
                                   ==========           ======           ==========

     Rental expense charged to operations was $53,362 and $42,295 for the years ended December 31, 1995 and 1994, respectively.

     In December 1995, the Company entered into a six year equipment lease agreement to finance the purchase of its equipment at an interest rate of approximately 9.5%. The lease is collateralized by all of the Company's equipment. The lease was funded in January 1996 and the equipment acquired will be added to the master lease agreement in January and February 1996.

     Employment Agreements
     ---------------------
     On March 24, 1995, the Company entered into an employment agreement (the "Employment Agreement") employing Mr. Ratcliff as the Company's Chief Executive Officer based upon a salary of $5,000 per month together with a bonus equal to 7.5% of the Company's pre-tax annual net operating income in excess of $400,000. The Employment Agreement also provides for the issuance to Mr. Ratcliff of stock options to

                          GUM TECH INTERNATIONAL, INC.
                          NOTES TO FINANCIAL STATEMENTS


 8. Commitments and Contingencies (Continued)
    ----------------------------------------
     Employment Agreements (Continued)
     --------------------------------
     purchase up to 520,000 shares of common stock at $1.50 per share at any time until March 24, 1998 and the extension of a $100,000 loan to Mr. Ratcliff at 8% interest due on December 31, 1996.

     In January 1996, the Company entered into an employment agreement with Mr. Bernstein through December 31, 2000 which may be extended until December
     31, 2005 at Mr. Bernstein's option if the Company's net sales (as hereinafter defined) for the calendar year ending December 31, 2000 exceed $50 million. Under the employment agreement, Mr. Bernstein is to receive a base salary of $100,000 with subsequent annual base salaries equal to 2% of the Company's prior year's net sales but in no event may such annual base salary exceed $500,000. "Net sales" are defined as gross sales from the sale of all products in the "Target Markets", which in turn are defined as all markets except (i) the natural food markets, (ii) private label markets or (iii) markets developed from direct response television infomercial advertising. In addition, Mr. Bernstein is entitled to an annual bonus equal to (i) 5% of the first $5 million of net sales in excess of the prior year's net sales, (ii) 4% of the next $5 million of net sales in excess of the prior year's net sales, (iii) 3% of the next $5 million of net sales in excess of the prior year's net sales and (iv) 2% of all net sales in excess of $20 million of net sales in the prior year.

     Purchase of Manufacturing Equipment
     -----------------------------------
     The Company will commence manufacturing its own chewing gum products in 1996. In connection therewith, the Company has entered into various agreements for the purchase of equipment. As of December 31, 1995, the Company has remaining commitments for the purchase of approximately $1,550,000 of equipment which has not been received, and has paid approximately $650,000 leaving a remaining commitment of approximately $900,000 which will be covered under the Company's master lease agreement discussed above.

 9.  Related Party Transactions
     --------------------------
     On November 18, 1994, Gregory Gossett, the Company's founder, President and majority stockholder, sold 1,550,000 shares of his common stock in the Company to Dale Holdings, Inc., LDC ("Dale") for $750,000, or $.48 per share. On the same date, the Company sold an additional 516,740 shares to Dale for $250,000, or $.48 per share.

     In February 1995, Dale sold an aggregate of 367,150 shares of common stock of the Company held by it to a group of eleven investors for $560,000, or $1.53 per share. After paying commissions of $56,000, Dale loaned the remaining $504,000 to the Company, evidenced by a promissory note (Note 3). In May 1995 the Company and Dale each sold

                          GUM TECH INTERNATIONAL, INC.
                          NOTES TO FINANCIAL STATEMENTS


9.  Related Party Transactions (Continued)
    -------------------------------------
     420,000 shares of the Company's common stock through an Underwriter at $1.80 per share and paid a commission of 10% of the gross proceeds of the common stock. Dale loaned the Company $346,000 from the proceeds of the common stock sold by it, which is evidenced by a promissory note (Note 3). Both loans from Dale are collateralized by all of the Company's accounts receivable, inventory and equipment. The notes were distributed to Dale's two partners in December 1995 and the notes were subordinated to the Company's equipment lease (Note 8).

     On March 24, 1995, the Company entered into an employment agreement with Richard Ratcliff, its Chief Executive Officer, which provides for a salary, bonus, stock options and loan to Mr. Ratcliff. In March 1996, the employment agreement was amended to delete the bonus provision (Note 8). As of December 31, 1995, the Company has a note receivable from Mr. Ratcliff of $100,000 (Note 8).

     The Company has entered into exclusive U.S. and foreign distribution agreements (the "Distribution Agreements") with Bernstein Bros. Marketing Incorporated (doing business as National Distributing) ("National"). National holds exclusive rights to market the Company's ChromaTrim gum to retailers within the United States, except retailers in the natural food industry, the private label market or directly to customers ("direct response") through media advertisements and infomercials broadcast on cable television networks. United Merchants, Inc. ("UMI") holds rights to market the same products on a direct response basis within the United States and both on a direct response basis and to retail accounts outside the United States. National and UMI (collectively the "Distributors") also have the first right of refusal to market any new diet chewing gums developed by the Company under the same terms and conditions as the ChromaTrim agreements. Richard Bernstein, a director of the Company, is an executive officer and director of National and a principal stockholder of UMI. The Distribution Agreements, which primarily relate to the Company's ChromaTrim chewing gum, represented 69.5% and 66.9% of the Company's total sales for the years ended December 31, 1995 and 1994, respectively. Although minimum sales requirements are required under the Distribution Agreements, should the Distributors fail to meet such minimum sales requirements or should the Distributors otherwise breach the Distribution Agreements for any reason, the Company's operations would be substantially and adversely affected. To date, the Distributors have failed to meet the minimum sales requirements. Trade accounts receivable from National and UMI were $775,130 and $681,428 at December 31, 1995 and 1994, respectively. Payments are generally due within 30 days of the invoice date.

                          GUM TECH INTERNATIONAL, INC.
                          NOTES TO FINANCIAL STATEMENTS


9.  Related Party Transactions (Continued)
    -------------------------------------
     In January 1996, the Company, National and UMI cancelled their exclusive U.S., and foreign Distribution Agreements. The Company entered into a two year agreement with National pursuant to which the Company agreed to sell National, on a non-exclusive basis, ChromaTrim and CitrusSlim chewing gum for sale by National solely to non-chain convenience stores, grocery stores, drugstores and other similar retail food stores. The Company entered into a two year agreement with UMI pursuant to which the Company agreed to sell to UMI on a non-exclusive basis ChromaTrim and CitrusSlim chewing gum for sale by UMI solely in the United States through direct response television infomercial advertising.

     The Company loaned $100,000 to National at 8% interest in December 1994 which was evidenced by a promissory note due in 1995. The $100,000 principal and $3,000 interest was repaid to the Company in March 1995.

     In January 1996, Mr. Manhold, a director and previous President of the Company, exercised options to purchase 60,000 shares of the Company's common stock at $2.00 per share and sold such shares to Mr. Epert, the Company's Chairman and President, for $2.00 per share.

     In January 1996, the Company loaned $150,000 to Mr. Epert under a promissory note with interest at 8% per annum, due in January 1998.

10. Concentration of Credit Risk and Major Customers
    ------------------------------------------------
     The Company's accounts receivable are due from customers located throughout the United States and various foreign countries. The Company performs periodic credit evaluations of its customers' financial condition and generally requires no collateral. The Company maintains reserves for potential credit losses, and such losses have not exceeded management's expectations.

     Sales to major customers, as a percentage of net sales, for the years ended December 31, 1995 and 1994 were as follows:

                                                         1995        1994
                                                         ----        ----

             Customer A                                  42.8%       62.4%
             Customer B                                  26.7%

11.  Private Offering of Common Stock
     --------------------------------
     In January 1996, the Company sold 619,175 shares of its common stock at $5.00 per share through an Underwriter. The Company paid a sales commission of 10% of the gross proceeds of the common stock sold. All of the net proceeds of the offering ($2,786,288) were used to repurchase from Brett Bouchy, a principal stockholder of the Company, and retire, 619,175 shares of the Company's common stock held by Mr. Bouchy at a repurchase price of $4.50 per share. Other

                          GUM TECH INTERNATIONAL, INC.
                          NOTES TO FINANCIAL STATEMENTS


11.  Private  Offering  of  Common  Stock  (Continued)
     ------------------------------------------------
     expenses of the offering, including legal fees, accounting fees, printing and other expenses will be paid by Mr.Bouchy.

12.  Proposed Public Stock Offering
     ------------------------------
     The Company has executed a letter of intent with an Underwriter to offer 400,000 units of the Company's securities, each unit consisting of three shares of the Company's common stock and one redeemable common stock purchase warrant to the public at $18.00 per unit. Each warrant is exercisable to purchase one share of common stock at $7.50 per share for a period of five years from the effective date of the Company's Registration Statement and may be redeemed by the Company after six months for $.01 per warrant if the closing price of the common stock on the NASDAQ National Market System is at least $9.00 per share for 20 consecutive trading days. The Company will also grant the Underwriter an option to purchase an additional 60,000 units from the Company to cover over-allotments for a period of thirty days from the effective date of the Registration Statement.

     The Company will pay the Underwriter a commission equal to ten percent of the gross proceeds of the offering and a non-accountable expense allowance equal to three percent of the gross proceeds of the offering. In connection with the offering, the Company has agreed to issue the Underwriter a warrant, for $100, to purchase up to 40,000 units for $24.75 per unit. The Underwriter's warrant is exercisable for a period of four years beginning one year from the effective date of the Registration Statement. The units subject to the Underwriter's warrant will be identical to the units sold to the public. There can be no assurance that the offering will be successfully completed.

13.  Subsequent Events (Unaudited)
     ----------------------------
     Public Stock Offering
     ---------------------
     The public stock offering was completed and the closing occurred on April 30, 1996. In May 1996 the Underwriter exercised its over-allotment option for 60,000 additional units.

     Stock Option Plan
     -----------------
     In May 1996, the Company amended its stock option plan to increase the number of options available under the Plan to 1,500,000. In addition, the Company filed a Registration Statement to register all shares issuable under the Plan.

==========================================     =================================

     No dealer,  salesman or other  person
has   been    authorized   to   give   any
information or to make any representations
other than contained in this Prospectus in
connection  with  the  Offering  described           2,874,715 SHARES OF
herein,   and  if  given  or  made,   such              COMMON STOCK
information or representations must not be
relied upon as having been  authorized  by
the  Company.  This  Prospectus  does  not
constitute   an  offer  to  sell,  or  the
solicitation  of  an  offer  to  buy,  the
securities offered hereby to any person in
any state or other  jurisdiction  in which
such offer or  solicitation  is  unlawful.
Neither the  delivery  of this  Prospectus        GUM TECH INTERNATIONAL, INC.
nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.


             ---------------

            TABLE OF CONTENTS

                                       Page
Available Information..................  2
Prospectus Summary.....................  3
Risk Factors...........................  7
Capitalization......................... 13
Price Range of Common Stock............ 13              ---------------
Use of Proceeds........................ 13
Selected Financial Data................ 14                 PROSPECTUS
Management's Discussion and
  Analysis of Financial Condition                       ---------------
  and Results of Operations............ 15
Business............................... 20
Management............................. 28
Principal Stockholders................. 37
Selling Stockholders................... 38
Certain Transactions................... 47
Description of Securities.............. 51
Legal Matters.......................... 54
Experts................................ 54
Financial Statements...................F-1

     Until __________, 1996 (25 days after
the date of this Prospectus),  all dealers
effecting  transactions  in the registered
securities,  whether or not  participating
in this  distribution,  may be required to            .........., 1996
deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

==========================================     =================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. Indemnification of Directors and Officers.

     Article 5 of the Company's Bylaws provides as follows:

                    "ARTICLE 5. INDEMNIFICATION OF DIRECTORS,
                         OFFICERS, AGENTS AND EMPLOYEES

     5.1 Indemnification of Directors and Officers. The corporation shall indemnify any individual made a party to a proceeding because the individual is or was a director or officer of the corporation, against liability incurred in the proceeding, but only if such indemnification is both (i) determined permissible and (ii) authorized, as such are defined in subsection (a) of this section 5.1. (Such indemnification is further subject to the limitation specified in subsection 5.1(c).)

          5.1.(a) Determination and Authorization. The corporation shall not indemnify a director or officer under this section unless:

               (1) a determination has been made in accordance with the procedures set forth in section 16-10a-906(2) of the Act that the director or officer met the standard of conduct set forth in subsection (b) below; and

               (2) payment has been authorized in accordance with the procedures set forth in section 16-10a-906(4) of the Act based on a conclusion that the expenses are reasonable, the corporation has the financial ability to make the payment, and the financial resources of the corporation should be devoted to this use rather than some other use by the corporation.

          5.1.(b) Standard of Conduct. The individual shall demonstrate that:

               (1) his or her conduct was in good faith; and

               (2) he or she reasonably believed that his or her conduct was in, or not opposed to, the corporation's best interests; and

               (3) in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

          5.1.(c) No Indemnification in Certain Circumstances. The corporation shall not indemnify a director or officer under this Section 5.1 of Article 5:

               (1) in connection with a proceeding by or in the right of the corporation in which the director or officer was adjudged liable to the corporation; or

               (2) in connection with any other proceeding charging that the director or officer derived an improper personal benefit, whether or not involving action in his or her official capacity, in which proceeding he or she was adjudged liable on the basis that he or she derived an improper personal benefit.

          5.1.(d) Indemnification in Derivative Actions Limited. Indemnification permitted under this section 5.1 in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

     5.2. Advance of Expenses for Directors and Officers. If a determination is made, following the procedures of section 16-10a-906(2) of the Act, that the director or officer has met the following requirements and if an authorization of payment is made following the procedures and standards set forth in section 16-10a-906(4) of the Act, then the corporation shall pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding, if:

          5.2.(a) the director or officer furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the standard of conduct described in section 5.1;

          5.2.(b) the director or officer furnishes the corporation a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and

          5.2.(c) a determination is made that the facts then known to those making the determination would not preclude indemnification under section 5.1 of these bylaws or Part 9 of the Act.

     5.3. Indemnification of Agents and Employees Who Are Not Directors or Officers. The board of directors may indemnify and advance expenses to any employee or agent of the corporation who is not a director or officer of the corporation to any extent consistent with public policy, as determined by the general or specific actions of the board of directors.

     5.4. Insurance. By action of the board of directors, notwithstanding any interest of the directors in such action, the corporation may purchase and maintain liability insurance on behalf of a person who is or was a director, officer, employee, fiduciary or agent of the corporation, against any liability asserted against or incurred by such person in that capacity or arising from such person's status as a director, officer, employee, fiduciary or agent, whether or not the corporation would have the power to indemnify such person under the applicable provisions of the Act."

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to officers, directors or persons controlling the Company, the Company has been advised that, in the opinion of the Securities and Exchange Commission, Washington, D.C. 20549, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the officer, director or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

ITEM 25.  Other Expenses of Issuance and Distribution.(1)

         SEC Registration Fee..........................           $ 5,227
         NASD Filing Fee...............................                 0
         Blue Sky Legal and Filing Fees................             4,000
         Printing Expenses.............................             5,000
         Legal Fees and Expenses.......................            10,000
         Accounting Fees...............................             7,500
         Miscellaneous Expenses........................            18,273
                                                                  -------

         TOTAL.........................................           $50,000 (1)



     (1) All expenses, except the SEC registration fee and NASD filing fee, are estimated.

ITEM 26.  Recent Sales of Unregistered Securities

     During the last three years, the Registrant sold the following shares of its Common Stock which were not registered under the Securities Act of 1933, as amended.

(i) In November 1994, the Registrant sold 516,740 shares to Dale Holdings, LDC for $250,000 or $.48 per share.

(ii) In May 1995, the Registrant sold 420,000 shares of its Common Stock to the individuals named below at $1.80 per share. Kensington Securities, Inc. acted as the Selling Agent for the securities earning a sales commission of $75,600 based upon gross proceeds from the sale of the securities by the Registrant of $756,000. (Kensington earned an additional sales commission of $75,600 by selling $756,000 of securities held by Dale Holdings, Inc. (a principal stockholder of the Registrant) at the same price per share. See "Underwriting.")

         Name                                    Number of Shares
         ----                                    ----------------

Earl and Ruth A. Miller                                 60,000
James and Abby Swanson                                  56,000
Craig Babcock                                           40,000
John J. You                                             30,000
Daniel T. Nordstrom                                     22,200
Traxlein Partners                                       11,800
Terry D'Arcy                                            40,000
Michael R. Nordstrom                                    19,400
J. Kley Partners                                        30,000
George Knostman                                         14,000
Lawrence and Cynthia J. Davis                           18,000
Lawrence R. Schroeder                                   14,000
Gary Rudy IRA                                           28,000
Josephine Tinimbang                                     14,400
Gerald Laughlin and Charlie Clatterbuck                 22,200
                                                       -------

Total                                                  420,000

(iii) In October 1995, the Registrant issued an aggregate of 465,000 common stock purchase warrants to the following four individuals in the amounts following their names: Brett Bouchy (165,000 Warrants), Robert H. Wood (75,000 Warrants), Karl B. Berger (150,000 Warrants) and John W. Frasco (75,000 Warrants) and as additional compensation for loaning the Registrant an aggregate of $1,550,000. The warrants are exercisable at $2.00 per share in perpetuity. The loans bear interest at 8% per annum, are due the earlier of July 1997 or the closing date of the Offering and were advanced by the four individuals in the following amounts: Brett Bouchy - $550,000; Robert H. Wood - $250,000; Karl B. Berger - $500,000; John W. Frasco - $250,000.

(iv) In April and October 1995, the Registrant issued 40,000 and 100,000 stock options respectively to Meris Financial Incorporated ("Meris") for consulting services rendered to the Company. The options were exercisable at $6.00 per share with the 40,000 options exercisable until April 1998 and the 100,000 options exercisable until October 1998. In March 1996 Meris cancelled the options. See "Description of Securities - Common Stock."

(v) In April 1995, the Registrant issued 108,000 stock options to Richard Bernstein, 72,000 stock options to Bernard Bernstein, 54,000 stock options to Chaim Bess and 126,000 stock options to Steven Oscherowitz all for consulting services rendered to the Company exercisable at $1.80 per share until April 1998.

(vi) In January 1996 the Registrant sold 619,175 shares of its Common Stock at $5.00 per share to the individuals named below. Kensington Securities, Inc. acted as the Selling Agent for the securities earning a sales commission of $309,587 based upon gross proceeds from the sale of the securities by the Registrant of $3,095,875. These shares were subsequently registered with the Commission pursuant to a Registration Statement on Form SB-2 file number 333-870 declared effective by the Commission on April 24, 1996.

     Name and Address                           Number of Shares
     ----------------                           ----------------

Craig Babcock                                          15,000
1904 Midwest Club Parkway
Oak Brook, IL 60521

Clyde and Anne Balch                                    5,000
645 Galleon Drive
Naples, FL 33940

James M. Barry                                          5,000
175 W. Jackson
Chicago, IL 60604

Karl Berger                                            40,000
97 Patterson Road
Joliet, IL 60434

Doyle Boatwright                                        5,000
2029 E. Montebello
Phoenix, AZ 85016

William and Robin Boone                                15,000
4639 E. Gelding Drive
Phoenix, AZ 85032

Lynn and John Brayton                                   6,000
835 Margret Street
Des Plaines, IL 60016

Robert Brumbaugh                                       10,000
546 W. Campus Drive
Arlington Heights, IL 60004

     Name and Address                                  Number of Shares
     ----------------                                  ----------------

Dan Chiapetta                                                5,000
740 W. Melrose Street
Chicago, IL 60657

C. C. Management                                             5,000
c/o Charles and Linda Clatterbuck
1008 Marian Avenue
Bellevue, NE 68005

Consolidated Tax Services, Inc.                              5,000
c/o Richard J. LaGrant
125 Millis Lane
Schaumburg, IL 60193

Lynn Crabtree                                               10,000
3023 Timberlane Drive
Fort Madison, IA 52627

Ernest P. and Kathleen L. Dallafior                          5,000
614 N. Harvey Avenue
Oak Park, IL 60302

Terry D'Arcy                                                12,500
304 James Street
Plainfield, IL 60544

William L. Davis                                            10,375
115 Danvers Farm Circle
Union, OH 45322

Michael F. and Jana K. Day                                  13,800
253 Farr Avenue
Wadsworth, OH 44281

Michael and MaryAnn DiDomenico                               5,000
5215 N. Marmora
Chicago, IL 60630

Barry Donner                                                 6,000
23781 Hobart Bay
Dana Point, CA 92629

     Name and Address                                 Number of Shares
     ----------------                                 ----------------

David A. Dysard                                             5,000
201 Thurman Avenue
Michigan City, IN 46360

Henry A. and Wanda F. Dziopek                               5,000
5026 W. Newland Avenue
Chicago, IL 60656

Financial Freedom Fund                                     25,000
c/o Walter B. Russell
519 N. James Street
Flagstaff, AZ 86001

Peter Fischer                                               5,000
392 Roan Street
San Jose, CA 95123

Gerald F. Freund                                            5,000
227 Town Acres Lane
Roselle, IL 60172

R. Scott Green                                              5,000
6243 E. Sunnyside Drive
Scottsdale, AZ 85254

John Matthew Hamilton                                      10,000
311 Patricia Drive
Georgetown, TX 78628

Haskes Revocable Family Trust                               6,000
2323 N. Central Avenue #504
Phoenix, AZ 85004

Don Hawkins Jr. and Mary Elizabeth Giddens                  5,000
6402 Clairmont Drive
Austin, TX 78749

John P. Hess                                                5,000
12428 N. Emily Lane
Mequon, WI 53092

      Name and Address                                  Number of Shares
      ----------------                                  ----------------

James R. Howland                                               3,000
19262 Jasper Hill Road
Trabuco Canyon, CA 92679

Irmgard Drilling                                               5,000
c/o Annette G. Bouska
4901 Galway Drive
Dublin, OH 43017

Gary R. Italia                                                 2,500
950 Tarpon Center Drive, Unit 504
Venice, FL

John K. Jensen                                                 5,000
7272 East Gainey Ranch #118
Scottsdale, AZ 85258

John Epert Family Trust                                       10,000
215 W. Northview
Phoenix, AZ 85021

Stuart Krasnow                                                 5,000
4321 W. Foster
Skokie, IL 60076

Robert and Regina LaMotte                                      5,000
25515 Blondo Street
Waterloo, NE 68069

Christopher J. Lang                                           10,000
923 Hidden Hill Lane
Palatine, IL 60067

Helene D. Lilly                                                5,000
9048 N. 14th Drive
Phoenix, AZ 85021

Ruth & David Macklin                                           5,000
3815 Kiess
Glenview, IL 60025

     Name and Address                                 Number of Shares
     ----------------                                 ----------------

Megavest Financial Group, Inc.                               30,000
c/o George A. York
8020 N. 13th Street
Phoenix, AZ 85020

Ronald and Trudy Orzechowski                                  6,000
2007 Mark Terrace
Mt. Prospect, IL 60056

Gary D. Oswald                                               15,000
2888 Spruce Court
Geneva, IL 60134

Peter J. Pluth                                               12,500
17050 McLanna Drive
Plainfield, IL 60544

Paul Powers and Marcia Weinkoff                              20,000
150 Cobey Road
Rocky Hill, CT

RAHM                                                         25,000
c/o Ruth Miller and William A. Traxel
4909 Forrest Grove
Lovespark, IL 61111

Dennis T. Reed                                               14,000
22810 Capehart Road
Gretna, NE 68028

Lyle P. Reigel                                               10,000
2515 W. Prospect Avenue
Appleton, WI 54915

Gary A. Richter                                               5,000
1231 Channahon Road
Joliet, IL 60436

Gary Rudy                                                    10,000
1004 LaCrosse Street
LaCrosse, WI 54601

     Name and Address                                Number of Shares
     ----------------                                ----------------

William Rudy                                               5,000
722 Ash Court
Verona, WI 53593

Nick and Brigitte Sasso                                    5,000
1711 Galloway Drive
Barrington, IL 60010

Thomas Shuhda                                              5,200
672 S. Wynne, Apt. 25
Colville, WA 99114

Alice J. Slanec Trust                                     10,000
c/o Alice J. Slanec
21148 N. 18th Street
Barrington, IL 60010

Douglas A. Smith                                           5,000
604 Meas Court
Waukesha, WI 53188

Melissa J. Smith                                           5,000
4608 E. Bernell Drive
Phoenix, AZ 85028

Abby Swanson                                               7,100
809 Zaininger Avenue
Naperville, IL 60563

Barbara A. Swanson                                         6,000
c/o James A. Swanson, Custodian Under UGMA
809 Zaininger Avenue
Naperville, Ill 60563

David J. Swanson                                           6,000
c/o James G. and Abby L. Swanson
809 Zaininger Avenue
Naperville, IL 60563

     Name and Address                              Number of Shares
     ----------------                              ----------------

James Swanson                                              7,100
809 Zaininger Avenue
Naperville, IL 60563

James and Abby Swanson                                     8,100
809 Zaininger Avenue
Naperville, IL 60563

Kim W. Swartz                                             10,000
P.O. Box 22910
Lincoln, NE 68542-2910

James S. Tiernan                                           5,000
1332 Dartmouth Road
Flossmoor, IL 60422

Josephine C-H Tinimbang                                    5,000
4851 W. Greenleaf
Lincolnwood, IL 60646

Vince Villanucci                                           5,000
923 Allison
Lorain, OH 44052

David H. Welch                                            25,000
5917 N. Isabell
Peoria, IL 61614

John Whalen & Martin Oliveira                              6,000
2431 Alamo Glen Drive
Danville, CA 94526

Robert H. Wood                                            15,000
930 Cape Marco Tampico, #505
Marco Island, FL 33937

Scott J. Wooley                                            6,000
995 W. Glenn
Elk Grove, IL 60007

   Name and Address                                 Number of Shares
   ----------------                                 ----------------

John J. You                                              15,000
5550 N. Kenmore
Chicago, IL 60640

(vii) From time to time, the Registrant has issued stock options (currently aggregating 760,000 such stock options) to employees, officers and directors under its 1995 Stock Option Plan.

     With respect to the sales made, the Registrant relied on Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), and/or Regulation D, Rule 506. No advertising or general solicitation was employed in offering the securities. The securities were offered to a limited number of individuals and the transfer thereof was appropriately restricted by the Registrant. All shareholders were accredited investors as that term is defined under Regulation D under the 1933 Act and were capable of analyzing the merits and risks of their investment who acknowledged in writing that they were acquiring the securities for investment and not with a view toward distribution or resale and understood the speculative nature of their investment.

ITEM 27.  Exhibits.

 Exhibit No.                      Title
 -----------                      -----

    1.01      Form of Underwriting Agreement(1)

    1.02      Form of Selling Agreement(1)

    1.03      Form of Representative's Warrants(1)

    1.04      Amended Form of Underwriting Agreement(1)

    1.05      Amended Form of Selling Agreement(1)

    1.06      Form of Representative's Unit Warrant(1)

    1.07      Form of Warrant Agreement(1)

    2.01 Certificate of Incorporation and Amendments thereto of the Registrant(1)

    2.02      Bylaws of the Registrant(1)

    5.01 Opinion of Gary A. Agron, regarding legality of the Common Stock (includes Consent)(1)

  10.01        1995 Stock Option Plan(1)

  10.02        Lease Agreement - Phoenix Executive Office Facility(1)

  10.03        Employment Contract with Mr. Ratcliff(1)

  10.04        Employment Contract with Mr. Manhold(1)

  10.05        Employment Contract with Mr. Kehoe(1)

  10.06        Employment Contract with Mr. Bouchy(1)

  10.07        Form of Bridge Loan Agreement together with Exhibits thereto(1)

  10.08        Lease Agreement - Phoenix, Arizona manufacturing facility(1)

  10.09        Amendment to Stock Option Plan(1)

  10.10        Lease with Textron Financial Corporation(1)

  10.11        Memorandum of Understanding with Universal Merchants, Inc.
               (U.S.A.)(1)

  10.12        Memorandum of Understanding with Bernstein Bros. Marketing
               Corporation(1)

  10.13        Waiver Under Employment Agreement (Mr. Ratcliff)(1)

  10.14        LaLanne License Agreement(1)

  10.15        Manufacturing Agreement with Ford Machine Company, Inc.(1)

  10.16        Employment Agreement with Mr. Bernstein(1)

  10.17        Engagement Agreement (Mayday, Inc.)(1)

  10.18        Employment Agreement with Mr. Epert(1)

  10.19        Employment Agreement with Mr. Kern(2)

  10.20        Revised Employment Agreement with Mr. Ratcliff

  10.21        Revised Employment Agreement with Mr. Epert

  23.01       Consent of Angell & Deering(1)

  23.02       Consent of Gary A. Agron (See 5.01, above)(1)

  23.03       Consent of Angell & Deering(1)

  23.04       Consent of Angell & Deering(1)

  23.05       Consent of Angell & Deering(1)

  23.06       Consent of Gary A. Agron

  23.07       Consent of Angell & Deering

----------
     (1) Incorporated by reference to the Registrant's Registration Statement on Form SB-2 declared effective by the Commission on April 24, 1996, file number 333-870. (2) Incorporated by reference to the Registrant's Form 8K dated August 26, 1996, Commission File Number 0-27646.

ITEM 28.  Undertakings.

     The Registrant hereby undertakes:

     (a) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) That subject to the terms and conditions of Section 13(a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

     (c) That any post-effective amendment filed will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

     (d) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (e) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (f) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     (g) To provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Phoenix, Arizona, on October 18, 1996.

                                               GUM TECH INTERNATIONAL, INC.



                                              By: /S/  GERALD N. KERN
                                                 -------------------------------
                                                       Gerald N. Kern
                                                  Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on the dates indicated.

       Signature                      Title                         Date
       ---------                      -----                         ----


/s/ Richard Ratcliff         Chairman of the Board of           October 18, 1996
-------------------------
Richard Ratcliff             Directors and Senior Vice
                             President

/s/ Gerald N. Kern           Chief Executive Officer,           October 18, 1996
Gerald N. Kern               President and Director

/s/ John E. Epert            Vice Chairman of the Board of      October 18, 1996
-------------------------
John E. Epert                Directors and Executive
                             Vice President

/s/ Gary S. Kehoe            Chief Operating Officer and        October 18, 1996
-------------------------
Gary S. Kehoe                Director

/s/ Richard Bernstein        Vice President of Sales and        October 18, 1996
-------------------------
Richard Bernstein            Marketing and Director

/s/ Jeffrey L. Bouchy        Secretary, Treasurer, Chief        October 18, 1996
Jeffrey L. Bouchy            Financial Officer (Principal
                             Accounting Officer)

/s/ William G. Meris         Director                           October 18, 1996
-------------------------
William G. Meris

/s/ Gregory W. Gossett       Director                           October 18, 1996
-------------------------
Gregory W. Gossett

/s/ Woodrow C. Monte         Director                           October 18, 1996
-------------------------
Woodrow C. Monte

                                  EXHIBIT INDEX


     Exhibit No.                           Title

       10.20           Revised Employment Agreement with Mr. Ratcliff

       10.21           Revised Employment Agreement with Mr. Epert

       23.06           Consent of Gary A. Agron

       23.07           Consent of Angell & Deering